Exhibit (a)(1)(A)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

BROOKFIELD PROPERTY PARTNERS L.P.

OFFER TO PURCHASE FOR CASH UP TO 74,166,670 LIMITED PARTNERSHIP UNITS AT A

PURCHASE PRICE OF US$12.00 PER LIMITED PARTNERSHIP UNIT

Brookfield Property Partners L.P. (“BPY”, our “Company”, “we”, “our” or “us”) invites the holders (“Unitholders”) of its limited partnership units (the “Units”) to tender, for purchase and cancellation by our Company, up to 74,166,670 Units for US$12.00 per Unit (the “Purchase Price”). The invitation and all tenders of Units are subject to the terms and conditions set forth in this Offer to Purchase, the accompanying Issuer Bid Circular (the “Circular”), and the related Letter of Transmittal and Notice of Guaranteed Delivery (all such documents, as amended or supplemented from time to time, collectively constitute the “Offer”).

Under applicable U.S. securities laws, Brookfield Asset Management Inc. (“BAM”) may be deemed to be a co-bidder with BPY with respect to the Offer.

The Offer will commence on July 6, 2020 (the “Offer Date”) and expire at 5:00 p.m. (Eastern time) on August 28, 2020, unless terminated, extended or varied by BPY (such time on such date, the “Expiration Time”). The Offer is not conditioned upon any minimum number of Units being tendered. The Offer is, however, subject to other conditions, and BPY reserves the right, subject to applicable laws, to terminate the Offer and not take up and pay for any Units tendered under the Offer if certain events occur. See “Offer to Purchase – Conditions of the Offer”.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and tenders will not be accepted from or on behalf of, Unitholders residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, BPY may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Unitholders in such jurisdiction.

Each Unitholder who has properly tendered Units, and who has not properly withdrawn such Units, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), without interest, for each Unit purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

The enforcement by Unitholders of civil liabilities under United States federal securities laws may be adversely affected by the fact that our Company is a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act 1883, as amended, and the Bermuda Exempted Partnerships Act 1992, as amended, and a majority the directors of Brookfield Property Partners Limited, our Company’s general partner (our “General Partner”), are residents of countries other than the United States.

If greater than 74,166,670 Units are properly tendered and not properly withdrawn by Unitholders, then Units will be purchased on a pro-rata basis according to the number of Units properly tendered and not properly withdrawn (with adjustments to avoid the purchase of fractional Units). See “Offer to Purchase – Number of Units and Pro-Ration”.

The Purchase Price is denominated and amounts payable for Units accepted for purchase from Unitholders will be paid in United States dollars. However, Unitholders may elect to use the Depositary’s currency exchange services to

July 6, 2020	(continued on following page)

convert any amounts payable to them from United States dollars into Canadian dollars pursuant to a currency election as described in the Letter of Transmittal. See “Offer to Purchase – Taking Up and Payment for Tendered Units”.

We are not making an offer for the Exchange LP Units. However, in accordance with the terms of the exchangeable limited partnership units (the “Exchange LP Units”) of Brookfield Office Properties Exchange LP (“Exchange LP”) and the terms of a support agreement (the “Support Agreement”) made as of March 19, 2014 among BPY and Exchange LP, the holders of Exchange LP Units will be permitted to participate in the Offer by depositing their Exchange LP Units on an as-exchanged basis. In the event that Exchange LP Units are deposited on an as-exchanged basis, the holder of such Exchange LP Units will be deemed to have requested that a sufficient number of such holder’s Exchange LP Units be exchanged as of the Expiration Time for the number of underlying Units to be purchased under the Offer, unless a notice of withdrawal in writing is received by AST Trust Company (Canada), the depositary for the Offer (the “Depositary”) at the place of deposit of the Units by the dates specified under “Offer to Purchase – Withdrawal Rights”. See “Offer to Purchase – Withdrawal Rights” for a description of depositing Unitholders’ withdrawal rights. In respect of Exchange LP Units that are deposited in the Offer, we will return all Exchange LP Units in respect of which underlying Units (that would have been issued upon an exchange as of the Expiration Time) are not purchased under the Offer, including Units not purchased because of pro-ration. In the event that Exchange LP Units are deposited on an as-exchanged basis, the consideration payable to the holders of such Exchange LP Units will be determined on the basis of the number of underlying Units that are issued upon the exchange of the Exchange LP Units as of the Expiration Time. Alternatively, holders of Exchange LP Units can also participate in the Offer by exchanging all or part of their Exchange LP Units prior to the Expiration Time and subsequently depositing the underlying Units in the Offer.

Reference herein to Units includes the number of Units that are issued upon the exchange as of the Expiration Time of all the Exchange LP Units deposited on an as-exchanged basis in the Offer, as well as Units issued upon the exchange of Exchange LP Units prior to the Expiration Time and subsequently deposited in the Offer. References herein to Unitholders includes holders of Exchange LP Units that deposit Exchange LP Units in the Offer to the extent of the number of underlying Units that are issued upon the exchange of such Exchange LP Units as of the Expiration Time, as well as the holders of Units issued upon the exchange of Exchange LP Units prior to the Expiration Time and subsequently deposited in the Offer. As of June 26, 2020, 2,831,968 issued and outstanding Exchange LP Units were exchangeable at the option of their holders into an aggregate of 2,831,968 Units. The Exchange LP Units exchange into Units at a rate of one Unit per Exchange LP Unit. See “Issuer Bid Circular – Authorized Capital – Exchange LP Units” for a description of the terms of the Exchange LP Units.

Certificates for all Units (or certificates for all Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) not purchased under the Offer (including Units not purchased because of pro-ration), or properly withdrawn before the Expiration Time, will be returned (in the case of certificates representing Units and Exchange LP Units all of which are not purchased) or replaced with new certificates representing the balance of Units and Exchange LP Units not purchased (in the case of certificates representing Units and Exchange LP Units of which less than all are purchased), promptly after the Expiration Time or the date of withdrawal of the Units, without expense to the Unitholder. In the case of Units tendered through book-entry transfer into the Depositary’s account at the Depository Trust Company (“DTC”) or CDS Clearing and Depository Services Inc. (“CDS”), the Units will be credited to the appropriate account maintained by the tendering Unitholder at DTC or CDS, as applicable, without expense to the Unitholder.

We have concluded that we can rely on the “liquid market exemption” specified in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) adopted by the Ontario Securities Commission and the Autorité des marchés financiers (Québec). In addition, the board of directors of our General Partner (the “Board of Directors”) has obtained a liquidity opinion (the “Liquidity Opinion”) from Greenhill & Co. Canada Ltd. (“Greenhill”), to the effect that, based on and subject to the qualifications, assumptions and limitations stated in the Liquidity Opinion, there is a liquid market for the Units as of July 2, 2020 and that it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for Unitholders who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the Liquidity Opinion of Greenhill is attached hereto as Schedule A.

As of June 26, 2020, there were 437,639,870 Units issued and outstanding, and 943,171,967 Units issued and outstanding on a fully exchanged basis. Accordingly, the Offer is for approximately 8% of the total number of issued and outstanding Units on a fully exchanged basis. Describing the Units on a “fully exchanged” basis throughout the Offer to Purchase and the Circular assumes the exchange of all of the issued and outstanding securities that are exchangeable into Units, including the exchange of the issued and outstanding redemption-exchange units (“Redemption-Exchange Units” or “REUs”) of Brookfield Property L.P. (the “Property Partnership”), the exchange of the issued and outstanding class A preferred limited partnership units of the Property Partnership, Series 1, 2 and 3 that are exchangeable into Units in accordance with the terms of the limited partnership agreement of the Property Partnership (the “Preferred Units”) and the Exchange LP Units.

As at June 26, 2020, BAM and its subsidiaries (except for our Company) (together, the “BAM Group”) held a combination of 87,099,738 Units and 432,649,105 Redemption-Exchange Units representing an effective economic interest in our business of approximately 55% on a fully exchanged basis. The BAM Group does not intend to tender any of its Units pursuant to the Offer. BAM has provided an equity commitment (the “Equity Commitment”) to the Company in order to provide funding for the Company to complete, directly or indirectly, one or more repurchases of Units, including pursuant to the Offer, for an aggregate amount up to US$1 billion. The Equity Commitment can be drawn down by the Company until December 31, 2020. The Equity Commitment will be funded by BAM as to 50% from cash on hand and the remainder from managed accounts on behalf of certain of BAM’s institutional clients. The Equity Commitment will be drawn by the Company to fund the Offer and BAM and/or one or more of its affiliates will be issued the same number of Units (or REUs) as are acquired, directly or indirectly, at a purchase price per Unit or REU, as applicable, equal to the Purchase Price. If the Equity Commitment is fully drawn at a price equal to the Purchase Price, the BAM Group will hold approximately 63% of our Company on a fully exchanged basis.

The Units are listed for trading under the symbol “BPY.UN” on the Toronto Stock Exchange (the “TSX”) and “BPY” on Nasdaq Stock Market (“Nasdaq”). The Exchange LP Units are not listed for trading on an exchange.

On June 30, 2020, the last full trading day on the TSX prior to the date of the announcement of the Offer, the closing price of the Units was C$13.45 per Unit, and the average closing price of the Units in the 20 business days preceding such date was C$15.10 per Unit. During the past 12 months, the closing prices of Units on the TSX has ranged from a low of C$10.33 to a high of C$27.15. On July 1, 2020, the last full trading day on Nasdaq prior to the date of the announcement of the Offer, the closing price of the Units was US$10.20 per Unit, and the average closing price of the Units in the 20 business days preceding such date was US$11.09. During the past 12 months, the closing prices of Units on Nasdaq has ranged from a low of US$7.25 to a high of US$20.44. Unitholders are urged to obtain current market quotations for the Units.

Neither BPY nor any of its affiliates, nor a trustee acting on their behalf, has purchased or will purchase any Units pursuant to our Company’s normal course issuer bid (“NCIB”) announced in August 2019 (the “2019 NCIB”) or otherwise since the time the Offer was publicly announced until at least 10 business days after the Expiration Time or the date of termination of the Offer. As of the Offer Date, since the commencement of the 2019 NCIB on August 20, 2019, BPY has purchased a total of 15,184,665 Units for cancellation thereunder.

The Board of Directors has approved the Offer. However, none of BPY or its affiliates, the Board of Directors, or the Depositary makes any recommendation to any Unitholder as to whether to tender or refrain from tendering Units under the Offer. Unitholders must make their own decisions as to whether to tender Units under the Offer, and, if so, how many Units to tender.

Unitholders should carefully consider the income tax consequences of tendering Units under the Offer. See “Issuer Bid Circular – Income Tax Consequences”.

Unitholders wishing to tender all or any portion of their Units pursuant to the Offer must comply in all respects with the delivery procedures described herein. See “Offer to Purchase – Procedure for Tendering Units”.

Unitholders should carefully read the information in this Offer to Purchase and accompanying Circular and in the other Offer documents, including our reasons for making the Offer. Unitholders are also urged to discuss their decisions with their financial and tax advisors.

The Offer expires at 5:00 p.m. (Eastern time) on August 28, 2020 unless extended, varied or terminated.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE BOARD OF DIRECTORS AS TO WHETHER UNITHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OF DIRECTORS OR THE DEPOSITARY.

Any questions or requests for information regarding the Offer should be directed to the Depositary at the addresses and telephone numbers of the Depositary set forth on the last page of this Offer to Purchase and the accompanying Circular.

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TABLE OF CONTENTS

(continued)

		Page
16.	Accounting Treatment of the Offer	44

17.	Income Tax Consequences	44

18.	Legal Matters and Regulatory Approvals	53

19.	Source of Funds	53

20.	Depositary	53

21.	Fees and Expenses	54

22.	Statutory Rights	54

APPROVAL AND CERTIFICATE		C-1

CONSENT OF DELOITTE LLP		C-2

CONSENT OF GREENHILL & CO. CANADA LTD.		C-3

SCHEDULE A		A-1

SCHEDULE B		B-1

SCHEDULE C		C-1

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SUMMARY TERM SHEET

This summary term sheet highlights material information relating to the Offer and is solely for the convenience of Unitholders and is qualified in its entirety by references to the full text and more specific details of the Offer described elsewhere in this Offer to Purchase and accompanying Circular. We urge you to read the entire Offer to Purchase, Circular, the related Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer. Unitholders are also urged to discuss their decisions with their financial and tax advisors.

Who is offering to purchase my Units?	Brookfield Property Partners L.P., which we refer to as “we”, “us”, “our”, “BPY” or our “Company”. See “Offer to Purchase – The Offer”. Under applicable U.S. securities laws, BAM may be deemed to be a co-bidder with BPY with respect to the Offer.

Why is BPY making the Offer?	The purpose of the Offer is to provide Unitholders with an opportunity to sell their Units for cash at a premium to the current market price of the Units. We believe that the Units are currently trading below their intrinsic value, but recognize that some Unitholders may desire liquidity in their investment that would not otherwise be available in the market and as such wish to monetize their ownership in the Company. Because BAM has provided the Equity Commitment to fund the Offer, this opportunity for Unitholders to obtain liquidity is not being funded from BPY’s cash on hand or other sources of capital, and therefore will not have any impact on BPY’s ongoing liquidity to fund its operations.

What will the Purchase Price for the Units be and what will be the form of payment?	The Purchase Price is US$12.00. If a Unitholder’s Units are purchased under the Offer, that Unitholder will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer, for each such Unit. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See “Offer to Purchase – Purchase Price”.

How many Units will BPY purchase in the Offer?	We are offering to purchase up to 74,166,670 Units. See “Offer to Purchase – Number of Units and Pro-Ration”.

What will happen if greater than 74,166,670 Units, are tendered in the Offer?	If greater than 74,166,670 Units are properly tendered and not properly withdrawn pursuant to the Offer, then we will purchase Units on a pro-rata basis according to the number of Units properly tendered and not properly withdrawn (with adjustments to avoid the purchase of fractional Units). See “Offer to Purchase – Number of Units and Pro-Ration”.

How long do I have to tender my Units?	You may tender your Units prior to the expiration of the Offer. The Offer will expire on August 28, 2020 at 5:00 p.m. (Eastern time), unless we extend or terminate it prior to such time. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See “Offer to Purchase – Extension and Variation of the Offer”. If a broker, dealer, commercial bank, trust company or other nominee holds your Units, it is likely that it has an earlier deadline, for administrative reasons, for you to act to instruct them to tender Units on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline. See “Offer to Purchase – The Offer” and “Offer to Purchase – Extension and Variation of the Offer”.

How will BPY pay for the Units?	We will pay for Units purchased in the Offer by drawing on the Equity Commitment from BAM, which was provided by BAM to provide funding for the Company to complete, directly or indirectly, one or more repurchases of Units, including pursuant to the Offer. In accordance with the Equity Commitment, BAM and/or one or more of its affiliates will be issued the same number of Units and/or REUs as are acquired, directly or indirectly, at a purchase price per Unit or REU, as applicable, equal to the Purchase Price. The total number of Units and/or REUs to be issued to BAM and/or one or more of its affiliates will be determined at the Expiration Time. See “Issuer Bid Circular – Source of Funds”.

Who is BAM?	BAM is a leading global alternative asset manager with over US$515 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit. BAM owns and operates long-life assets and businesses, many of which form the backbone of the global economy. Utilizing its global reach, access to large-scale capital and operational expertise, BAM offers a range of alternative investment products to investors around the world—including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. Our Company was established by BAM as its primary vehicle to make investments across all strategies in real estate. See “Issuer Bid Circular” — “Certain Information about BAM”.

Are there any conditions to the Offer?	Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in market and general economic conditions that, in our judgment, are or may be materially adverse to us, as well as certain other conditions that in each case must be satisfied or waived by us on or prior to the expiration of the Offer. The Offer is not conditioned upon any minimum number of Units being tendered. See “Offer to Purchase – Conditions of the Offer”.

If I am a holder of Exchange LP Units, can I participate in the Offer?	We are not making an offer for the Exchange LP Units. However, the terms of the Exchange LP Units and the Support Agreement permit holders of Exchange LP Units to participate in the Offer by depositing their Exchange LP Units on an as-exchanged basis. If you deposit Exchange LP Units, you will be deemed to have requested that a sufficient number of the Exchange LP Units that you deposited be exchanged, as of the Expiration Time, for the number of underlying Units to be purchased under the Offer. BPY will return all Exchange LP Units in respect of which underlying Units are not purchased under the Offer. The consideration payable to the holders of such Exchange LP Units will be determined on the basis of the number of underlying Units that are issued upon the exchange of the Exchange LP Units as of the Expiration Time. Alternatively, as a holder of Exchange LP Units you can also participate in the Offer by exchanging all or part of your Exchange LP Units prior to the Expiration Time and subsequently depositing the underlying Units in the Offer. The tax consequences to holders of Exchange LP Units of exchanging their Exchange LP Units are not described under “Issuer Bid Circular – Income Tax Considerations”. Holders of Exchange LP Units are urged to seek tax advice from their own tax advisors in this regard.

We refer to the outstanding Units, including those Units that are issued upon the exchange of Exchange LP Units deposited on an as-exchanged basis in the Offer, and all other Units issued upon the exchange of

Exchange LP Units prior to the Expiration Time and subsequently deposited in the Offer, as “Units.” See “Offer to Purchase – The Offer”.

If I hold shares (“BPYU Shares”) of Class A Stock of Brookfield Property REIT Inc. (“BPYU”), can I participate in the Offer?	The Offer is not for any BPYU Shares. A concurrent offer is being made by BPYU to purchase BPYU Shares for a purchase price per BPYU Share equal to the Purchase Price. In order for a holder of BPYU Shares to participate in the Offer, such holder must exchange all or part of their BPYU Shares in accordance with the terms of such BPYU Shares sufficiently in advance to the Expiration Time to assure holders of BPYU Shares that they will have sufficient time to comply with the procedures for tendering Units in the Offer and subsequently depositing the underlying Units in the Offer. An exchange of a BPYU Share cannot be revoked even if the Units received upon exchange thereof and tendered in the Offer are not purchased in the Offer for any reason. The tax consequences to holders of BPYU Shares of exchanging their BPYU Shares and depositing the underlying Units in the Offer are not described under “Issuer Bid Circular – Income Tax Considerations”. Holders of BPYU Shares are urged to seek tax advice from their own tax advisors in this regard.

How do I tender my Units?	To tender Units pursuant to the Offer, you must (i) deliver prior to the Expiration Time the certificates for all tendered Units (or certificates for Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) in proper form for transfer, together with a properly completed and duly executed related Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the related Letter of Transmittal), and any other documents required by the related Letter of Transmittal, to the Depositary, at one of the addresses listed in the related Letter of Transmittal, (ii) follow the guaranteed delivery procedure described under “Offer to Purchase – Procedure for Tendering Units”, or (iii) transfer all tendered Units pursuant to the procedures for book-entry transfer described under “Offer to Purchase – Procedure for Tendering Units”, in each case prior to the Expiration Time. If your Units are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee tender your Units for you. You may contact the Depositary for assistance. See “Offer to Purchase – Procedure for Tendering Units” and the instructions to the related Letter of Transmittal.

May I tender only a portion of the Units I own?	Yes. You do not have to tender all of the Units you own to participate in the Offer.

What will happen if I do not tender my Units?	Upon the completion of the Offer, non-tendering Unitholders, and Unitholders who retain Units as a result of partial tender of Units or pro-ration will continue to hold the same relative ownership interest in BPY. See “Issuer Bid Circular – Purpose and Effect of the Offer”.

Once I have tendered Units in the Offer, can I withdraw my tender?	Yes. You may withdraw any Units you have tendered (i) at any time prior to the Expiration Time, (ii) at any time if we have not taken up the Units before actual receipt by the Depositary of a notice of withdrawal in respect of such Units, (iii) if we have not paid for the Units within three business days of being taken up, (iv) at any time before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Units under the Offer where the time for tender is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) at any time on or after September 3, 2020 if our Company has not accepted tendered Units for payment. See “Offer to Purchase – Withdrawal Rights”.

How do I withdraw Units I previously tendered?	You must deliver, on a timely basis, a written or printed notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. A notice of withdrawal must specify your name, the number of Units to be withdrawn and the name of the registered holder of the withdrawn Units. Some additional requirements apply if the Unit certificates (or certificates for the Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) to be withdrawn have been delivered to the Depositary or if your Units have been tendered under the procedure for book-entry transfer. See “Offer to Purchase – Withdrawal Rights”. If you have tendered your Units by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to arrange for the withdrawal of your Units. Please be advised that such nominees may have their own deadlines relating to the withdrawal of your Units that differ from those set out in this Offer to Purchase. We recommend that you contact any your nominee to find out its deadline.

Can the Offer be terminated, extended or varied?	Yes. We may extend or vary the Offer in our sole discretion, subject to applicable laws. See “Offer to Purchase – Extension and Variation of the Offer”. We may also terminate the Offer under certain circumstances. See “Offer to Purchase – Conditions of the Offer”.

How will I be notified if BPY extends, varies or terminates the Offer?	We will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m. (Eastern time) on the business day after the previously scheduled Expiration Time if we decide to extend the Offer. We will announce any other variation to or termination of the Offer by issuing a press release announcing such variation or termination. See “Offer to Purchase – Extension and Variation of the Offer”.

Has BPY or the Board of Directors adopted a position on the Offer?	The Board of Directors has approved the Offer and the Equity Commitment. A committee (the “Special Committee”) comprised of all of the independent directors of the Board of Directors of the General Partner was established on May 20, 2020 to consider the Offer and the Equity Commitment, particularly in light of MI 61-101 and the impact of such transactions on Unitholders unaffiliated with the Company (“Unaffiliated Unitholders”). The Special Committee, after consulting with financial and legal advisors, unanimously determined that the Equity Commitment is in the best interest of the Company, taking into account the interests of Unaffiliated Unitholders, and to recommend to the Board of Directors that it approve the financing of the Offer through the Equity Commitment. Notwithstanding the foregoing, none of BPY or its affiliates, the Board of Directors or the Depositary makes any recommendation to you or to any other Unitholder as to whether to tender or refrain from tendering Units under the Offer. You must make your own decisions as to whether to tender Units under the Offer, and, if so, how many Units to tender. See “Issuer Bid Circular – Purpose and Effect of the Offer”.

Will BPY’s directors, officers or affiliates participate in the Offer?	The directors of our General Partner, executive officers of our service providers (the “Service Providers”) appointed under our second amended and restated master services agreement dated August 27, 2018, the directors and executive officers of BAM and all persons controlling our Company (or any executive officers or directors of any person controlling our Company), have advised us that they do not intend to tender Units pursuant to the Offer. Our Company has no knowledge regarding the participation of any other of our affiliates in the Offer.

Following the Offer, will BPY continue as a public company?	Yes. We do not believe that our purchase of Units through the Offer will cause our remaining Units to be de-listed from Nasdaq or the TSX or cause us to be eligible for deregistration under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Issuer Bid Circular – Purpose and Effect of the Offer”.

What impact will the Offer have on the liquidity of the market for the Units?	The Board of Directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for Unitholders who do not tender their Units to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. In addition, the Board of Directors has obtained a Liquidity Opinion from Greenhill. See “Issuer Bid Circular – Purpose and Effect of the Offer – Liquidity of Market” and Schedule A for full text of the Liquidity Opinion.

When will BPY pay for the Units I tender?	We will pay the Purchase Price (less applicable withholding taxes, if any) to Unitholders in cash, without interest, for the Units we purchase promptly after the expiration of the Offer. See “Offer to Purchase – Taking Up and Payment for Tendered Units”.

In what currency will BPY pay for the Units I tender?	The Purchase Price is denominated in United States dollars. All Unitholders who tender their Units to the Offer will receive the same Purchase Price. However, Unitholders may elect to use the Depositary’s currency exchange services to convert any amounts payable to them from United States dollars into Canadian dollars pursuant to a currency election as described in the Letter of Transmittal. See “Offer to Purchase – Taking Up and Payment for Tendered Units”.

Will I have to pay brokerage commissions if I tender my Units?	If you are a registered Unitholder and you tender your Units directly to the Depositary, you will not incur any brokerage commissions. If you hold Units through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See “Offer to Purchase – Taking Up and Payment for Tendered Units”.

How do holders of vested but unexercised options to acquire Units (“Unit Options”) participate in the Offer?	The Offer is made only for Units and not made for any Unit Options. Any holder of Unit Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Unit Options in order to tender the resulting Units in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Time to assure holders of Unit Options that they will have sufficient time to comply with the procedures for tendering Units in the Offer. An exercise of a Unit Option cannot be revoked even if the Units received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of Unit Options that exercise such Unit Options and then tender the Units received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Unit Options are urged to seek tax advice from their own tax advisors in this regard.

How do holders of restricted units (“Restricted Units”) participate in the Offer?	Holders of Restricted Units may not tender such Restricted Units in the Offer unless and until the restrictions on such Restricted Units have lapsed. If any such restrictions on such Restricted Units lapse prior to the Expiration Time, the holder may tender those Restricted Units in the Offer in accordance with the same procedures described in this Offer to Purchase for tendering Units. See “Offer to Purchase – Procedure for Tendering Units”. Holders of Restricted Units that tender their Restricted Units in the Offer could suffer adverse tax consequences. The tax consequences of tendering Restricted Units in the Offer are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Restricted Units are urged to seek tax advice from their own tax advisors in this regard.

What are the income tax consequences if I tender my Units?	You should carefully consider the income tax consequences to you of tendering Units pursuant to the Offer. We urge you to seek advice from your own tax advisors with respect to your particular circumstances as to the tax consequences you may incur as a result of our purchase of your Units under the Offer. See “Issuer Bid Circular – Income Tax Consequences”.

Whom can I talk to if I have questions?	The Company or the Depositary can help answer your questions. The Depositary is AST Trust Company (Canada). Contact information for the Company and the Depositary is set forth on the back cover of this document.

How do I get my Units back if I have tendered them pursuant to the Offer but they are not taken up?	All Units tendered but not taken up, including Units not taken up due to pro-ration, improper tenders or Units not taken up due to the termination of the Offer, will be returned promptly after the Expiration Time or termination of the Offer without expense to the tendering Unitholder.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY OR THE BOARD OF DIRECTORS AS TO WHETHER UNITHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OF DIRECTORS OR THE DEPOSITARY.

INFORMATION FOR UNITED STATES UNITHOLDERS

United States Unitholders should be aware that the acceptance of the Offer will have certain tax consequences. See “Issuer Bid Circular – Income Tax Consequences”.

We have filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO and Recommendation Statement on Schedule 14D-9. with respect to the Offer. Because BAM may be considered a co-bidder with BPY under applicable U.S. securities laws with respect to the Offer, BAM has also filed a Tender Offer Statement on Schedule TO with respect to the Offer. See “Issuer Bid Circular – Certain Information about BAM”.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE ACCOMPANYING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FORWARD-LOOKING INFORMATION

This Offer to Purchase and the accompanying Circular contain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws and regulations. Forward-looking statements include statements that are predictive in nature or depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects”, “anticipates”, “plans”, “believes”, “estimates”, “seeks”, “intends”, “targets”, “projects”, “forecasts”, “likely”, or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.

Although we believe that our anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information.

Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: risks incidental to the ownership and operation of real estate properties including local real estate conditions; the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business, including as a result of the recent novel coronavirus outbreak (“COVID-19”); the ability to enter into new leases or renew leases on favorable terms; business competition; dependence on tenants’ financial condition; the use of debt to finance our business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; uncertainties of real estate development or redevelopment; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; risks relating to our insurance coverage; the possible impact of international conflicts and other developments including terrorist acts; potential environmental liabilities; changes in tax laws and other tax related risks; dependence on management personnel; illiquidity of investments; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits therefrom; operational and reputational risks; catastrophic events, such as earthquakes, hurricanes or pandemics/epidemics; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States, as applicable. In addition, our future results may be impacted by risks associated with a global pandemic caused by a novel strain of coronavirus, COVID-19, and the related global reduction in commerce and travel and substantial volatility in stock markets worldwide, which may result in a decrease of cash flows and a potential increase in impairment losses and/or revaluations on our investments and real estate properties, and we may be unable to achieve our expected returns.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Please keep this cautionary note in mind as you read this Offer to Purchase and the accompanying Circular.

Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

NOTICE TO HOLDERS OF UNIT OPTIONS, EXCHANGE LP UNITS, RESTRICTED UNITS AND BPYU SHARES

The Offer is made only for Units. In addition, in accordance with the terms of the Exchange LP Units and the Support Agreement, the holders of Exchange LP Units will be permitted to participate in the Offer by depositing their Exchange LP Units on an as-exchanged basis. In the event that Exchange LP Units are deposited on an as-exchanged basis, the holder of such Exchange LP Units will be deemed to have requested that a sufficient number of such holder’s Exchange LP Units be exchanged as of the Expiration Time for the number of underlying Units to be purchased under the Offer, unless a notice of withdrawal in writing is received by the Depositary at the place of deposit of the Units by the dates specified under “Offer to Purchase – Withdrawal Rights”. See “Offer to Purchase – Withdrawal Rights” for a description of depositing Unitholders’ withdrawal rights. In respect of Exchange LP Units that are deposited in the Offer, BPY will return all Exchange LP Units in respect of which underlying Units (that would have been issued upon an exchange as of the Expiration Time) are not purchased under the Offer, including Units not purchased because of pro ration. In the event that Exchange LP Units are deposited, the consideration payable to the holders of such Exchange LP Units will be determined on the basis of the number of underlying Units that are issued upon the exchange of the Exchange LP Units as of the Expiration Time. Alternatively, holders of Exchange LP Units can also participate in the Offer by exchanging all or part of their Exchange LP Units prior to the Expiration Time and subsequently depositing the underlying Units in the Offer. The tax consequences to holders of Exchange LP Units of exchanging their Exchange LP Units are not described under “Issuer Bid Circular – Income Tax Considerations”. Holders of Exchange LP Units are urged to seek tax advice from their own tax advisors in this regard.

The Offer is not made for any Unit Options. Any holder of such securities who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Unit Options in order to tender the resulting Units in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Time to assure holders of Unit Options that they will have sufficient time to comply with the procedures for tendering Units in the Offer. An exercise of a Unit Option cannot be revoked even if the Units received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders who exercise Unit Options and then tender pursuant to the Offer the Units received on such exercise could suffer adverse tax consequences. The tax consequences of such an exercise or conversion are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Unit Options are urged to seek tax advice from their own tax advisors in this regard.

Holders of Restricted Units may not tender such Restricted Units in the Offer unless and until such restrictions on such Restricted Units have lapsed. If any such restrictions on such Restricted Units lapse prior to the Expiration Time, the holder may tender those Restricted Units in the Offer in accordance with the same procedures described in this Offer to Purchase for tendering Units. See “Offer to Purchase – Procedure for Tendering Units”. Holders of Restricted Units that tender their Restricted Units in the Offer could suffer adverse tax consequences. The tax consequences of tendering Restricted Units in the Offer are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Restricted Units are urged to seek tax advice from their own tax advisors in this regard.

For greater clarity, the Offer is not for any BPYU Shares. A concurrent offer is being made by BPYU to purchase BPYU Shares for a purchase price per BPYU Share equal to the Purchase Price. In order for a holder of BPYU Shares to participate in the Offer, such holder must exchange all or part of their BPYU Shares in accordance with the terms of such BPYU Shares sufficiently in advance to the Expiration Time to assure holders of BPYU Shares that they will have sufficient time to comply with the procedures for tendering Units in the Offer and subsequently depositing the underlying Units in the Offer. An exchange of a BPYU Share cannot be revoked even if the Units received upon exchange thereof and tendered in the Offer are not purchased in the Offer for any reason. The tax consequences to holders of BPYU Shares of exchanging their BPYU Shares and depositing the underlying Units in the Offer are not described under “Issuer Bid Circular – Income Tax Considerations”. Holders of BPYU Shares are urged to seek tax advice from their own tax advisors in this regard. In addition, the Offer is not for any Redemption-Exchange Units.

CURRENCY AND EXCHANGE RATE

All dollar references in this Offer to Purchase and the accompanying Circular are in United States dollars (US$), except where otherwise indicated. See “Issuer Bid Circular – Brookfield Property Partners L.P. – Presentation of Financial Information”.

The following table sets forth, for each period indicated, the high and low exchange rates for one United States dollar expressed in Canadian dollars (C$), the average of such exchange rates during such periods, and the exchange rate at the end of the period, in each case based upon the Bank of Canada daily rate of exchange:

	Three Months Ended	Year ended December 31
	March 31, 2020	2019	2018	2017
High	1.4496	1.3600	1.3642	1.3743
Low	1.2970	1.2988	1.2288	1.2128
Average	1.3449	1.3269	1.2957	1.2986
Period end	1.4187	1.2988	1.3642	1.2545

On June 26, 2020, the exchange rate for one United States dollar expressed in Canadian dollars was C$1.3628 based upon the Bank of Canada daily rate of exchange.

ADDITIONAL INFORMATION

The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this Offer to Purchase and accompanying Circular:

1.	our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed on February 28, 2020 (our “Annual Report”); and

2.

our unaudited interim condensed and consolidated financial statements as of March 31, 2020 and December 31, 2019 and for the three months ended March 31, 2020 and 2019 and management’s discussion and analysis thereon filed on May 11, 2020.

Item 2 above is included in BPY’s Form 6-K filed with the SEC on May 11, 2020. In addition to BPY being subject to the requirements of applicable securities laws in the provinces and territories of Canada, the Units are registered under the Exchange Act and, in accordance therewith, BPY files annual reports with and furnishes other information to the SEC relating to its business, financial condition and other matters. BPY has filed a Tender Offer Statement on Schedule TO and a Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer. Such Tender Offer Statement, Recommendation Statement and the filings described above, as well as other periodic reports filed with and other information furnished by BPY to the SEC, can be found at www.sec.gov.

OFFER TO PURCHASE

To the holders of Units and Exchange LP Units (on an as-exchanged basis):

1.	The Offer

BPY invites Unitholders to tender Units for purchase and cancellation by our Company on the terms and subject to the conditions set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal and the Notice of Guaranteed Delivery.

Under applicable U.S. securities laws, BAM may be deemed to be a co-bidder with BPY with respect to the Offer.

The Offer will commence on July 6, 2020 and expire at 5:00 p.m. (Eastern time) on August 28, 2020 (the Expiration Time), unless terminated, extended or varied by BPY. Subject to applicable law, our Company may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Time” will refer to the latest time and date at which the Offer, as so extended, will expire. The Offer is not conditioned upon any minimum number of Units being tendered. The Offer is, however, subject to other conditions and BPY reserves the right, subject to applicable laws, to terminate the Offer and not take up and pay for any Units tendered under the Offer if certain events occur or certain conditions are not fulfilled. See “Offer to Purchase – Conditions of the Offer”.

Each Unitholder who has properly tendered Units and who has not properly withdrawn such Units, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for each Unit purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

The Depositary will return all Units not purchased under the Offer (including Units not purchased because of pro-ration, improper tenders, or Units not taken up due to the termination of the Offer), or properly withdrawn before the Expiration Time, promptly after the Expiration Time or termination of the Offer, or the date of withdrawal of the Units, in any case without expense to the tendering Unitholder.

In accordance with the terms of the Exchange LP Units and the Support Agreement, the holders of Exchange LP Units will be permitted to participate in the Offer by depositing their Exchange LP Units on an as-exchanged basis. In the event that Exchange LP Units are deposited on an as-exchanged basis, the holder of such Exchange LP Units will be deemed to have requested that a sufficient number of such holder’s Exchange LP Units be exchanged as of the Expiration Time for the number of underlying Units to be purchased under the Offer, unless a notice of withdrawal in writing is received by the Depositary at the place of deposit of the Units by the dates specified under “Offer to Purchase – Withdrawal Rights”. See “Offer to Purchase – Withdrawal Rights” for a description of depositing Unitholders’ withdrawal rights. In respect of Exchange LP Units that are deposited in the Offer, BPY will return all Exchange LP Units in respect of which underlying Units (that would have been issued upon an exchange as of the Expiration Time) are not purchased under the Offer, including Units not purchased because of pro ration. In the event that Exchange LP Units are deposited, the consideration payable to the holders of such Exchange LP Units will be determined on the basis of the number of underlying Units that are issued upon the exchange of the Exchange LP Units as of the Expiration Time. Alternatively, holders of Exchange LP Units can also participate in the Offer by exchanging all or part of their Exchange LP Units prior to the Expiration Time and subsequently depositing the underlying Units in the Offer. The tax consequences to holders of Exchange LP Units of exchanging their Exchange LP Units are not described under “Issuer Bid Circular – Income Tax Considerations”. Holders of Exchange LP Units are urged to seek tax advice from their own tax advisors in this regard.

References herein to Units includes the number of Units that are issued upon the exchange as of the Expiration Time of all the Exchange LP Units deposited on an as-exchanged basis in the Offer, as well as Units issued upon the exchange of Exchange LP Units prior to the Expiration Time and subsequently deposited in the Offer. References herein to Unitholders includes holders of Exchange LP Units that deposit Exchange LP Units in the Offer to the extent of the number of underlying Units that are issued upon the exchange of such Exchange LP Units as of the Expiration Time, as well as the holders of Units issued upon the exchange of Exchange LP Units prior to the Expiration Time and subsequently deposited in the Offer. As of June 26, 2020, the 2,831,968 issued and outstanding Exchange LP

Units were exchangeable at the option of their holders into an aggregate of 2,831,968 Units. See “Issuer Bid Circular – Authorized Capital – Exchange LP Units” for a description of the terms of the Exchange LP Units.

The Offer is made only for Units and not made for any Unit Options. Any holder of Unit Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Unit Options in order to tender the resulting Units in accordance with the terms and conditions of the Offer. Any such exercise or conversion must occur sufficiently in advance of the Expiration Time to assure holders of Unit Options that they will have sufficient time to comply with the procedures for tendering Units in the Offer as described under “Offer to Purchase – Procedure for Tendering Units”. An exercise of a Unit Option cannot be revoked even if the Units received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders that exercise Unit Options and then tender pursuant to the Offer the Units received on such exercise, as applicable, could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Unit Options are urged to seek tax advice from their own tax advisors in this regard.

Holders of Restricted Units may not tender such Restricted Units in the Offer unless and until such restrictions on such Restricted Units have lapsed. If any such restrictions on such Restricted Units lapse prior to the Expiration Time, the holder may tender those Restricted Units in the Offer in accordance with the same procedures described in this Offer to Purchase for tendering Units. See “Offer to Purchase – Procedure for Tendering Units”. Holders of Restricted Units that tender their Restricted Units in the Offer could suffer adverse tax consequences. The tax consequences of tendering Restricted Units in the Offer are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Restricted Units are urged to seek tax advice from their own tax advisors in this regard.

In addition, and for greater clarity, the Offer is not for any BPYU Shares. A concurrent offer is being made by BPYU to purchase BPYU Shares for a purchase price per BPYU Share equal to the Purchase Price. In order for a holder of BPYU Shares to participate in the Offer, such holder must exchange all or part of their BPYU Shares in accordance with the terms of such BPYU Shares sufficiently in advance to the Expiration Time to assure holders of BPYU Shares that they will have sufficient time to comply with the procedures for tendering Units in the Offer and subsequently depositing the underlying Units in the Offer. An exchange of a BPYU Share cannot be revoked even if the Units received upon exchange thereof and tendered in the Offer are not purchased in the Offer for any reason. The tax consequences to holders of BPYU Shares of exchanging their BPYU Shares and depositing the underlying Units in the Offer are not described under “Issuer Bid Circular – Income Tax Considerations”. Holders of BPYU Shares are urged to seek tax advice from their own tax advisors in this regard.

Our Board of Directors has approved the Offer and has authorized the delivery to Unitholders of the Offer. However, none of BPY or its affiliates, the Board of Directors or the Depositary makes any recommendation to any Unitholder as to whether to tender or refrain from tendering Units under the Offer. Unitholders must make their own decisions as to whether to tender Units under the Offer, and, if so, how many Units to tender. The directors of our General Partner, executive officers of our Service Providers, the directors and executive officers of BAM and all persons controlling our Company (or any executive officers or directors of any person controlling our Company) have advised us that they do not intend to tender Units pursuant to the Offer. Our Company has no knowledge regarding the participation of any other of our affiliates in the Offer.

The accompanying Circular, related Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before making a decision with respect to the Offer.

2.	Purchase Price

Upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Unitholders who have properly tendered and not properly withdrawn their Units will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), without interest, for each Unit purchased. The Purchase Price is denominated in United States dollars and payments of amounts owing to a tendering Unitholder will be made in United States dollars. However, Unitholders may elect to use the Depositary’s currency exchange services to convert any amounts payable to them from United States dollars into Canadian dollars pursuant to a currency election as described in the related Letter of Transmittal. See “Offer to Purchase – Taking Up and Payment for Tendered Units”.

3.	Number of Units and Pro-Ration

As of June 26, 2020, there were 437,639,870 Units issued and outstanding and 943,171,967 Units issued and outstanding on a fully exchanged basis. Accordingly, the Offer is for a maximum of approximately 17% of the total number of issued and outstanding Units or 8% of the total number of issued and outstanding Units on a fully exchanged basis.

If there are more than 74,166,670 Units tendered, our Company will, upon the terms and subject to the conditions of the Offer, purchase 74,166,670 Units on a pro rata basis (with adjustments to avoid purchases of fractional Units). This means that the Company will purchase from you a number of Units calculated by multiplying the number of Units you properly tendered by a proration factor. The proration factor will equal 74,166,670 divided by the total number of Units properly tendered and not withdrawn. For example, if a total of 100,000,000 Units are tendered, we will purchase approximately 74% of the number of Units that each Unitholder tendered. We will make adjustments to avoid purchases of fractional Units based upon the number of Units validly tendered by the Expiration Time and not properly withdrawn.

4.	Procedure for Tendering Units

Proper Tender of Units

To tender Units pursuant to the Offer, (i) the certificates for all tendered Units (or certificates for Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) in proper form for transfer, together with a properly completed and duly executed related Letter of Transmittal (or a manually executed photocopy thereof) relating to such Units (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal prior to the Expiration Time, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Units must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such transfer must be received by the Depositary, including either a Book-Entry Confirmation or an Agent’s Message (each defined below) if the tendering Unitholder has not delivered a Letter of Transmittal). The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that our Company may enforce such Letter of Transmittal against such participant. The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Unitholder’s Units into the Depositary’s account at CDS.

In the event that Exchange LP Units are deposited on an as-exchanged basis, the holder of such Exchange LP Units will be deemed to have requested that a sufficient number of such holder’s Exchange LP Units be exchanged as of the Expiration Time for the number of underlying Units to be deposited and purchased under the Offer, unless a notice of withdrawal in writing is received by the Depositary at the place of deposit of the Units by the dates specified under “Offer to Purchase – Withdrawal Rights”. See “Offer to Purchase – Withdrawal Rights” for a description of depositing Unitholders’ withdrawal rights. In respect of Exchange LP Units that are deposited in the Offer, BPY will return all Exchange LP Units in respect of which underlying Units (that would have been issued upon an exchange as of the Expiration Time) are not purchased under the Offer, including Units not purchased because of pro ration. In the event that Exchange LP Units are deposited, the consideration payable to the holders of such Exchange LP Units will be determined on the basis of the number of underlying Units that are issued upon the exchange of the Exchange LP Units as of the Expiration Time.

Holders of Exchange LP Units who wish to exchange their Exchange LP Units in order to deposit the resulting Units in accordance with the terms and conditions of the Offer should proceed with such exchange sufficiently in advance of the Expiration Time to ensure that they will have sufficient time to comply with the procedures set forth herein for depositing Units in the Offer. Holders of Unit Options who wish to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Unit Options in order to tender the resulting Units in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Time to assure holders of Unit Options that they will have sufficient time to comply with the procedures for tendering Units in the Offer. An exercise of a Unit Option cannot be revoked even if the Units received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of Unit Options that exercise such Unit Options and then tender the Units received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Unit Options are urged to seek tax advice from their own tax advisors in this regard.

This Offer is not for BPYU Shares. A concurrent offer is being made by BPYU to purchase BPYU Shares for a purchase price per BPYU Share equal to the Purchase Price. In order for a holder of BPYU Shares to participate in the Offer, such holder must exchange all or part of their BPYU Shares in accordance with the terms of such BPYU Shares sufficiently in advance of the Expiration Time to assure holders of BPYU Shares that they will have sufficient time to comply with the procedures for tendering Units in the Offer and subsequently depositing the underlying Units in the Offer. An exchange of a BPYU Shares cannot be revoked even if the Units received upon exchange thereof and tendered in the Offer are not purchased in the Offer for any reason. The tax consequences to holders of BPYU Shares of exchanging their BPYU Shares and depositing the underlying Units in the Offer are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of BPYU Shares are urged to seek tax advice from their own tax advisors in this regard. In addition, the Offer is not for any Redemption-Exchange Units.

If your Units are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee tender your Units for you. If your Units are so held, you should immediately contact such nominee in order to take the necessary steps to be able to tender such Units under the Offer. In addition, it is likely that such broker, dealer, commercial bank, trust company or other nominee has an earlier deadline, for administrative reasons, for you to act to instruct such nominee to tender Units on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline.

Participants of CDS and DTC should contact such depository with respect to the tender of their Units under the terms of the Offer.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Units exactly as the name of the registered holder appears on the Unit certificate (or certificates for Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Units are tendered for the account of a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the related Letter of Transmittal.

If a certificate representing Units (or a certificate representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) is registered in the name of a person other than the signatory to a related Letter of Transmittal, or if payment is to be made, or certificates representing Units (or certificates representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) not purchased or tendered are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.

Book-Entry Transfer Procedures – CDS

Any financial institution that is a participant in CDS may make book-entry delivery of the Units through the CDS on-line tendering system pursuant to which book-entry transfers may be effected (“CDSX”) by causing CDS to deliver such Units to the Depositary in accordance with the applicable CDS procedures. Delivery of Units to the Depositary by means of book-entry through CDSX will constitute a valid tender under the Offer.

Unitholders may accept the Offer by following the procedures for a book-entry transfer of Units established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Time in connection with the tender of such Units. Unitholders, through their respective CDS participants, who utilize CDSX to accept the Offer via book-entry of their holdings with CDS, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Book-Entry Transfer Procedures – DTC

The Depositary may establish an account with respect to the Units at DTC for purposes of the Offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Units by causing DTC to transfer such Units into the Depositary’s account in accordance with DTC procedures for such transfer. Although delivery of the Units may be effected under the Offer through book-entry transfer into the Depositary’s account at DTC, the related Letter of Transmittal (or a manually signed photocopy thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the related Letter of Transmittal and any other required documents must, in any case, be transmitted to and received by the Depositary at its Toronto, Ontario office address set forth on the back cover page of this Offer to Purchase and Circular prior to the Expiration Time in connection with the tender of such Units. Delivery of documents to DTC does not constitute delivery to the Depositary.

Unitholders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s Automated Tender Offer Program (“ATOP”) by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a Unitholder tendering through ATOP.

Method of Delivery

The method of delivery of certificates representing Units (or of certificates representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) and all other required documents is at the option and sole risk of the tendering Unitholder. If certificates representing Units (or certificates representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Depositary prior to such time, particularly as delivery of mail may be delayed due to COVID-19. Delivery of a certificate representing Units (or a certificate representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) will only be deemed to occur upon actual receipt by the Depositary of such certificate.

Guaranteed Delivery

If a Unitholder wishes to tender Units pursuant to the Offer and cannot deliver certificates for such Units (or certificates for Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis), or time will not permit all required documents to reach the Depositary prior to the Expiration Time, or the procedures for book-entry transfer cannot be completed on a timely basis, such Units may nevertheless be tendered if all of the following conditions are met:

(a)	such tender is made by or through an Eligible Institution;

(b)

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by our Company with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery is received by the Depositary, at its office in Toronto, Ontario prior to the Expiration Time; and

(c)

the certificates for all tendered Units (or the certificates for Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) in proper form for transfer (or confirmation of book-entry transfer), together with a properly completed and duly executed related Letter of Transmittal (or a manually executed photocopy thereof), or a Book-Entry Confirmation or Agent’s Message in lieu thereof in the case of a book-entry transfer relating to such Units, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto, Ontario office of the Depositary, before 5:00 p.m. (Eastern time) on or before the second trading day on the TSX and Nasdaq after the Expiration Time.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto, Ontario office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Units (or certificates for Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis), or timely confirmation of the book-entry transfer of such Units, (ii) a properly completed and duly executed related Letter of Transmittal (or a manually executed photocopy thereof) relating to such Units, with signatures that are guaranteed if so required, or a Book-Entry Confirmation or Agent’s Message in the case of a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently delivered.

Return of Unpurchased Units

Certificates for all Units (or certificates for all Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) not purchased under the Offer (including Units not purchased because of pro-ration, improper tenders, or Units not taken up due to the termination of the Offer), or properly withdrawn before the Expiration Time, will be returned (in the case of certificates representing Units (or certificates representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) all of which are not purchased) or replaced with new certificates representing the balance of Units (or certificates representing the balance of Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) not purchased (in the case of certificates representing Units (or certificates representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) of which less than all are purchased), promptly after the Expiration Time (or termination of the Offer) or the date of withdrawal of the Units. In respect of Exchange LP Units that are deposited in the Offer on an as-exchanged basis, BPY will return all Exchange LP Units in respect of which underlying Units (that would have been issued upon an exchange as of the Expiration Time) are not purchased under the Offer, including Units not purchased because of pro-ration.

In the case of Units tendered through book-entry transfer into the Depositary’s account at DTC or CDS, the Units will be credited to the appropriate account maintained by the tendering Unitholder at DTC or CDS, as applicable, without expense to the Unitholder.

Determination of Validity, Rejection; Waiver of Defects; No Obligation to Give Notice of Defect

All questions as to the number of Units to be taken up, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by BPY, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. BPY reserves the absolute right to reject any or all tenders of Units determined by it in its sole discretion not to be in proper form or not completed in accordance with the instructions set forth herein and in the related Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of our Company’s counsel, be unlawful. BPY also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Units, in each case prior to the Expiration Time. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as our Company shall determine. No individual tender of Units will be deemed to be properly made until all defects and irregularities have been cured or waived. Our Company will not be liable for failure to waive any condition of the Offer or any defect or irregularity in any tender of Units. None of our Company, the Depositary or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. Our Company’s interpretation of the terms and conditions of the Offer (including the related Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

Under no circumstances will interest accrue or be paid by our Company by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures. The amount paid for Units tendered pursuant to the guaranteed delivery procedures will be the same as that for Units delivered to the Depositary on or prior to the Expiration Time.

Formation of Agreement; Prohibition on “Short” Tenders

A tender of Units under any of the procedures described above will constitute a binding agreement between the tendering Unitholder and our Company, effective as of the Expiration Time, upon the terms and conditions of the Offer. In addition, a tender of Units to our Company pursuant to any procedures described herein will constitute a representation by such Unitholder that (i) such Unitholder has a “net long position” in the Units being tendered or equivalent securities at least equal to the Units tendered within the meaning of Rule 14e-4 of the Exchange Act and (ii) the tender of such Units complies in all respects with Rule 14e-4. It is a violation of Rule 14e-4 for a person (acting alone or in concert with others), directly or indirectly, to tender Units for that person’s own account unless, at the time of tender and at the end of the pro-ration period or period during which Units are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than the amount of (A) Units tendered, or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Units tendered, and upon acceptance of such person’s tender, will acquire such Units for tender by conversion, exchange or exercise of such other securities, and will deliver or cause to be delivered the Units within the period specified in, and in accordance with the terms of, the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Lost or Destroyed Unit Certificates

If any certificate representing Units (or any certificate representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) has been lost or destroyed, the Unitholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase and Circular. The related Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Unitholders are requested to contract the Depositary immediately in order to permit timely processing of this documentation.

5.	Withdrawal Rights

Except as otherwise provided in this Section, tenders of Units pursuant to the Offer will be irrevocable. Units tendered pursuant to the Offer may be withdrawn by the Unitholder:

(a)	at any time prior to the Expiration Time;

(b)	at any time if the Units have not been taken up by our Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Units;

(c)	if the Units have not been paid for by our Company within three business days of being taken up;

(d)	at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been given in accordance with this Offer to Purchase (other than a variation that (i)

consists solely of an increase in the consideration offered for the Units under the Offer where the time for tender is not extended for greater than 10 days, or (ii) consists solely of the waiver of a condition of the Offer). See “Offer to Purchase – Extension and Variation of the Offer”; and

(e)	at any time on or after September 3, 2020 if our Company has not accepted tendered Units for payment.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary prior to 5:00 p.m. (Eastern time) on the applicable date specified above at the office of the Depositary in Toronto, Ontario. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the related Letter of Transmittal that accompanied the Units being withdrawn or, in the case of Units tendered by a CDS or DTC participant, be signed by such participant in the same manner as the participant’s name as listed on the applicable Book-Entry Confirmation or Agent’s Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Units, and (ii) specify the name of the person who tendered the Units to be withdrawn, the name of the registered holder (if different from that of the person who tendered such Units) and the number of Units to be withdrawn. If the certificates for the Units (or certificates for the Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) tendered pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Unitholder must submit the serial numbers shown on the particular certificates evidencing the Units (or the Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Units tendered by an Eligible Institution. If Units have been tendered pursuant to the procedure for book-entry transfer described in Section 4, the notice of withdrawal must also specify the name and number of the account at DTC or CDS, as applicable, to be credited with the withdrawn Units, and must otherwise comply with DTC’s or CDS’ procedures. If a Unitholder has used more than one Letter of Transmittal or has otherwise tendered in more than one group of Units, such Unitholder may withdraw Units using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. A withdrawal of Units tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

A Unitholder who wishes to withdraw Units under the Offer and who holds Units through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Units under the Offer. Please be advised that such nominees may have their own deadlines relating to the withdrawal of your Units that differ from those set out in this Offer to Purchase. We recommend that you contact any such nominee to find out its deadline.

Participants of CDS and DTC should contact such depository with respect to the withdrawal of Units under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by our Company, in our sole discretion, which determination shall be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. None of our Company, the Depositary nor any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

Any Units properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Units may be re-tendered prior to the Expiration Time by again following the procedures described herein.

If BPY extends the period of time during which the Offer is open, is delayed in its purchase of Units or is unable to purchase Units pursuant to the Offer for any reason, then, without prejudice to BPY’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of BPY all tendered Units. Such retention is limited by Rule 13e-4(f)(5) and Rule 14e-1(c), in each case promulgated under the Exchange Act, which requires that BPY must pay the consideration offered or return the Units tendered promptly after termination or withdrawal of the Offer. In the event of such retention, such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described under this Section.

6.	Conditions of the Offer

The Offer is not conditioned upon any minimum number of Units being tendered. Notwithstanding any other provision of the Offer, BPY shall not be required to accept for purchase, to purchase or, subject to any applicable rules or regulations, to pay for any Units tendered, and may terminate, extend or vary the Offer or may, subject to any applicable rules and regulations, postpone the acceptance for payment or payment for Units tendered, if, at any time on or after the commencement of the Offer and at or prior to the expiration of the Offer, any of the following events shall have occurred (or shall have been determined by BPY to have occurred) that, in BPY’s reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Units in the Offer:

(a)

there shall have been instituted, taken or pending, or the Company shall have been definitively notified of any person’s intent to commence, or in the Company’s reasonable judgment there is a reasonable likelihood that any person intends to commence, any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Units by our Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or seeks to obtain material damages in respect of the Offer or (ii) that otherwise, in the sole judgment of our Company, acting reasonably, has or may have a material adverse effect on the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of our Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to our Company;

(b)

there shall have been any action or proceeding instituted, pending or taken, or in the Company’s reasonable judgment there is a reasonable likelihood that an action or proceeding may be instituted, pending or taken, or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or our Company or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of our Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or materially delay consummation or materially impair the contemplated benefits of the Offer to our Company or make it inadvisable to proceed with the Offer;

(c)

no other approval, permit, authorization, favorable review or consent or waiver of or filing with any government or governmental authority or regulatory or administrative agency in any jurisdiction, or any third party consent, required in the reasonable judgment of the Company to be obtained or made in connection with the Offer shall not have been obtained, completed or made on terms and conditions satisfactory to the Company, acting reasonably;

(d)

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement or escalation of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada, the United States or any other region where our Company maintains significant business activities (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after the date hereof, or similar event or the escalation thereof), (iv) any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of our Company, acting reasonably, could negatively affect the extension of credit by banks or other lending institutions, (v) any decrease or increase of more than 10% in the market price of the Units on the TSX or Nasdaq since the close of business on June 30 and July

1, respectively, (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on our Company’s business, operations or prospects or the trading in, or value of, the Units, or (vii) any decline or increase in any of the S&P/TSX Composite Index, Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10%, measured from the close of business on July 1, 2020;

(e)

there shall have occurred any change or changes (or any development involving any prospective change or changes) in (i) general political, market, economic, financial or industry conditions in the United States or Canada, or (ii) the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of our Company or any of its subsidiaries that, in each case in the sole judgment of our Company, acting reasonably, has, have or may have a material adverse effect with respect to our Company and our subsidiaries taken as a whole or a material acceleration of the foregoing;

(f)

any take-over bid or tender or exchange offer with respect to some or all of the securities of our Company (other than the Offer), or any merger, business combination or acquisition proposal, disposition of assets outside of the ordinary course of business, or other similar transaction with or involving our Company or its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(g)

our Company shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Units by our Company is illegal or not in compliance with applicable law or stock exchange requirements and, if required under any such legislation or requirements, our Company shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities or stock exchange(s) in respect of the Offer;

(h)	Greenhill has withdrawn or amended the Liquidity Opinion;

(i)

any change shall have occurred or been proposed to the Income Tax Act (Canada) or the regulations thereunder (together, the “Tax Act”), to the publicly available administrative policies or assessing practices of the Canada Revenue Agency (“CRA”) or to relevant jurisprudence, that, in the sole judgment of our Company, acting reasonably, is detrimental to our Company or our affiliates taken as a whole or to a Unitholder, or with respect to making the Offer or taking up and paying for Units tendered under the Offer;

(j)

any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”), the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service (“IRS”), or the equivalent laws, regulations and policies of another jurisdiction where one or more Unitholders are resident, that, in the sole judgment of our Company, acting reasonably, is detrimental to our Company or our affiliates taken as a whole or to a Unitholder, or with respect to making the Offer or taking up and paying for Units tendered under the Offer;

(k)

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than affiliates of BPY entities, groups or persons who have filed with the SEC on or before August 28, 2020 a Schedule 13G or a Schedule 13D with respect to any of the Units) shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Units;

(l)

any entity, group, or person (other than affiliates of BPY) who has filed with the SEC on or before August 28, 2020 a Schedule 13G or a Schedule 13D with respect to any of the Units shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of additional Units constituting 1% or more of the outstanding Units;

(m)

any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire our Company or any of its subsidiaries or any of its or their respective assets or securities outside of the ordinary course of business;

(n)

our Company reasonably determines that the completion of the Offer and the purchase of the Units may cause the Units to be delisted from the TSX or Nasdaq or to be eligible for de-registration under the Exchange Act;

(o)	Standard & Poor’s shall have downgraded or withdrawn the rating accorded to our Company’s securities; or

(p)

a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our Company’s reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of our Company and our subsidiaries, taken as a whole, or on the trading in the Units.

The foregoing conditions are for the sole benefit of our Company and may be asserted by our Company, in our sole discretion, acting reasonably, or may be waived by our Company, in our sole discretion, in whole or in part at any time at or prior to the expiration of the Offer (other than those involving the receipt of any requisite government approvals), provided that any condition waived in whole or in part will be waived with respect to all Units tendered. The failure by our Company at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of our right to exercise such rights at any subsequent time with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time at or prior to the expiration of the Offer (other than those involving the receipt of any requisite government approvals). For the avoidance of doubt, the foregoing conditions (other than those involving the receipt of any requisite government approvals) must be satisfied or waived at or prior to the expiration of the Offer. Any determination by our Company concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

Any waiver of a condition or the termination of the Offer by our Company shall be deemed to be effective on the date on which notice of such waiver or termination by our Company is delivered or otherwise communicated to the Depositary. Our Company, after giving notice to the Depositary of any waiver of a condition or the termination of the Offer, shall immediately make a public announcement of such waiver or termination and provide or cause to be provided, to the extent required by law, notice of such waiver or termination to the TSX, Nasdaq and the applicable securities regulatory authorities. If the Offer is terminated, our Company shall not be obligated to take up, accept for purchase or pay for any Units tendered under the Offer, and the Depositary will return all certificates for tendered Units (or all certificates for Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis), related Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were tendered.

7.	Extension and Variation of the Offer

Subject to applicable law, our Company expressly reserves the right, in our sole discretion, and regardless of whether or not any of the conditions specified herein shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer, by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Unitholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under “Offer to Purchase – Notice”. Promptly after giving notice of an extension or variation to the Depositary, our Company will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Time) and provide or cause to be provided notice of such extension or variation to the TSX, Nasdaq and the applicable securities regulatory authorities, including the SEC. Any notice of variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, in writing, to the Depositary.

Our Company expressly reserves the right, in our sole discretion, subject to applicable law (i) to terminate the Offer and not take up and pay for any Units not theretofore taken up and paid for upon the occurrence of any of the events specified under “Offer to Purchase – Conditions of the Offer”, and (ii) at any time or from time to time, to vary the Offer in any respect, including increasing or decreasing the number of Units our Company may purchase or the price it may pay pursuant to the Offer.

Any such extension, delay, termination or variation will be followed promptly by a public announcement and by the filing and mailing of a notice of variation or extension, as applicable. Without limiting the manner in which our Company may choose to make any public announcement, except as provided by applicable law, our Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service.

If our Company varies the terms of the Offer or a change occurs in the information concerning the Offer that would reasonably be expected to affect the decision of the Unitholders to accept or reject the Offer, or if otherwise required by applicable Canadian or U.S. securities laws, our Company will extend the time during which the Offer is open to the extent required under such laws.

8.	Taking Up and Payment for Tendered Units

Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable Canadian and United States securities laws, our Company will take up and pay for Units properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Time, but in any event within the time limits required by applicable securities laws, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived on or prior to the Expiration Time. Our Company will acquire Units to be purchased pursuant to the Offer and title thereto under this Offer to Purchase effective from the time our Company takes up and pays for such Units.

For the purposes of the Offer, our Company will be deemed to have taken up and accepted for payment Units if, as and when our Company gives oral notice (to be confirmed in writing) or written notice or other communication confirmed in writing to the Depositary to that effect.

Our Company reserves the right, in our sole discretion, subject to applicable securities laws, to delay taking up or paying for any Units or to terminate the Offer and not take up or pay for any Units if any event specified under “Offer to Purchase – Conditions of the Offer” occurs on or prior to the Expiration Time, by giving written notice thereof or other communication confirmed in writing to the Depositary. Our Company also reserves the right, in our sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Units in order to comply, in whole or in part, with any applicable law.

In the event of pro-ration of Units tendered pursuant to the Offer, our Company will determine the pro-ration factor and pay for those tendered Units accepted for payment promptly after the Expiration Time. However, our Company does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Time.

Certificates for all Units (or certificates for all Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) not purchased under the Offer (including Units not purchased because of pro-ration, improper tenders, or Units not taken up due to the termination of the Offer), or properly withdrawn before the Expiration Time, will be returned (in the case of certificates representing Units (or certificates representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) all of which are not purchased) or replaced with new certificates representing the balance of Units (or certificates representing the balance of the Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) not purchased (in the case of certificates representing Units (or certificates representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis)) of which less than all are purchased, or in the case of Units tendered by book-entry transfer, credited to the account maintained with DTC or CDS, as applicable, by the participant who delivered the Units, promptly after the Expiration Time (or termination of the Offer) or the date of withdrawal of the Units, in any case without expense to the Unitholder.

Our Company will pay for Units taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to tendering Unitholders. Under no circumstances will interest accrue or be paid by our Company or the Depositary on the Purchase Price of the Units purchased by our Company, regardless of any delay in making such payment or otherwise.

Tendering Unitholders will not be obligated to pay brokerage fees or commissions to our Company or the Depositary. However, Unitholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Units pursuant to the Offer. BPY will pay all fees and expenses of the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly tendered Units in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from our Company and transmitting payment to such persons. Receipt by the Depositary from our Company of payment for such Units will be deemed to constitute receipt of payment by persons tendering Units. The Depositary will also coordinate with CDS and DTC, as applicable, with respect to Unitholders who have deposited Units by way of book-entry transfer which are taken up and accepted by our Company, to arrange for payment to be made to such Unitholders in accordance with the settlement procedures of CDS and DTC, as applicable, including a currency election if made available by CDS and DTC.

The settlement with each Unitholder who has tendered Units under the Offer will be effected by the Depositary by forwarding a cheque or electronic payment, representing the cash payment (less any applicable withholding taxes) for such Unitholder’s Units taken up under the Offer. The cheque, or electronic payment, will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Unitholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by prepaid mail to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the tendering Unitholder as it appears in the registers maintained in respect of the Units. Cheques or electronic payments, mailed or transmitted in accordance with this paragraph will be deemed to have been delivered at the time of mailing, or transmission.

Each registered holder of Units who has tendered Units under the Offer will receive payment of the Purchase Price for accepted Units in U.S. dollars, unless such Unitholder exercises the applicable election in the Letter of Transmittal to use the Depositary’s currency exchange services to convert payment of the Purchase Price of the tendered Units into Canadian dollars. In the absence of a Unitholder making such an election in the Letter of Transmittal, such Unitholder will receive payment of the Purchase Price for the tendered Units in U.S. dollars. There is no additional fee payable by Unitholders who elect to use the Depositary’s currency exchange services.

If a certificate representing Units (or a certificate representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) is registered in the name of a person other than the person tendering the Units to the Offer, the Purchase Price for the tendered shares will be paid in U.S. dollars unless the registered holder of Units instructs the Depositary to make a currency election on their behalf (as described above). If the Depositary is not so instructed to make a currency election on the behalf of such registered holder of Units pursuant to the election procedures in the Letter of Transmittal, the registered holder of Units will receive payment of the Purchase Price of the tendered Units in U.S. dollars.

The exchange rate that will be used to convert payments from U.S. dollars into Canadian dollars will be the rate available from AST Trust Company (Canada), in its capacity as foreign exchange service provider, on the date the funds are converted, which rate will be based on the prevailing market rate on the date the funds are converted. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be solely borne by the tendering Unitholder. AST Trust Company (Canada) will act as principal in such currency conversion transactions.

Units that are taken up and paid for by our Company will immediately be cancelled by our Company.

9.	Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Units purchased under the Offer and certificates for any Units (or certificates for any Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) to be returned will not be mailed if our Company determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the tendered certificates for the Units (or certificates for the Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) were delivered until our Company has determined that delivery by mail will no longer be delayed. BPY will provide notice, in accordance with this Offer to Purchase, of any determination under this section not to mail as soon as reasonably practicable after such determination is made.

10.	Liens and Distributions

Units acquired pursuant to the Offer shall be acquired by our Company free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any distributions that may be paid, issued, distributed, made or transferred on or in respect of such Units to Unitholders of record on or prior to the date upon which the Units are taken up and paid for under the Offer shall be for the account of such Unitholders. Each Unitholder of record on that date will be entitled to receive that distribution, whether or not such Unitholder tenders Units pursuant to the Offer.

A tender of Units made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Unitholder has full power and authority to tender, sell, assign and transfer the tendered Units and any and all distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Units with a record date on or after the date that BPY takes up and accepts for purchase the tendered Units and that, if the tendered Units are taken up and accepted for purchase by BPY, BPY will acquire good and marketable title thereto, free and clear of all liens, charges, claims, encumbrances, security interests, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. Any such tendering Unitholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Units tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Unitholder and shall not be affected by, and shall survive, the death or incapacity of such tendering Unitholder.

11.	Notice

Without limiting any other lawful means of giving notice, any notice to be given by our Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered Unitholders at their respective addresses as shown on the share registers maintained in respect of the Units and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Unitholders or (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, our Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which our Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Unitholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in a French language daily newspaper of general circulation in the Province of Québec and in the Wall Street Journal.

12.	Other Terms

(a)

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of our Company, the Board of Directors or the Depositary other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by our Company, the Board of Directors or the Depositary.

(b)

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and applicable U.S. securities laws.

(c)

BPY, in our sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Units, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

(d)

The Offer is not being made to, and tenders will not be accepted from or on behalf of, Unitholders residing in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. However, BPY may, in our sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Unitholders in such jurisdiction.

Neither BPY nor the Board of Directors, in making the decision to present the Offer to Unitholders, makes any recommendation to any Unitholder as to whether to tender or refrain from tendering Units. We urge Unitholders to consult their own financial, legal, investment and tax advisors and make their own decision whether to tender Units to the Offer and, if so, how many Units to tender.

We have filed with the SEC a Tender Offer Statement on Schedule TO and a Recommendation Statement in Schedule 14D-9 which contains additional information with respect to the Offer. The Schedule TO and Recommendation Statement, including any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under “Issuer Bid Circular – Brookfield Property Partners L.P. – Additional Information” with respect to information concerning BPY.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer and the tender offer information required to be delivered to securityholders under United States securities laws with respect to the Offer. The accompanying Circular contains additional information relating to the Offer.

DATED this 6th day of July, 2020.

BROOKFIELD PROPERTY PARTNERS L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

(signed) “Jane Sheere” Secretary

ISSUER BID CIRCULAR

The Circular is being furnished in connection with the Offer by BPY to purchase in cash up to 74,166,670 Units at a Purchase Price of US$12.00 per Unit. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in the Circular. The terms and conditions of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of the Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

Under applicable U.S. securities laws, BAM may be deemed to be a co-bidder with BPY with respect to the Offer.

1.	Brookfield Property Partners L.P.

Our Company was established on January 3, 2013 as a Bermuda exempted limited partnership registered under the Bermuda Limited Partnership Act of 1883, as amended, and the Bermuda Exempted Partnerships Act of 1992, as amended. Our Company’s principal executive office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and our Company’s telephone number is + 1 441 294-3304.

Our Company is one of the world’s premier commercial real estate companies, with approximately US$87 billion in total assets. We own and operate iconic properties in the world’s major markets, and our global portfolio includes office, retail, multifamily, logistics, hospitality, self-storage, triple net lease, manufactured housing and student housing.

Our Company’s sole direct investments are a managing general partnership interest in the Property Partnership and an interest in BP US REIT LLC, which together holds our interests in commercial and other income producing property operations through our Holding Entities (as defined in our Annual Report) and operating entities.

The general partner of our Company is Brookfield Property Partners Limited, an indirect wholly-owned subsidiary of BAM.

Certain information regarding each director of the General Partner and each of the executive officers of the Service Providers are set forth in Schedule B hereto. See also “Item 6. Directors, Senior Management and Employees” of our Annual Report, for more information on the directors of our General Partner and the executive officers of our Service Providers.

During the last five years, none of our Company or, to the best knowledge of our Company, any of the persons listed in Schedule B hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as set forth elsewhere or incorporated by reference in the Offer to Purchase and this Circular, (a) to our Company’s knowledge none of the persons listed in Schedule B hereto has effected any transaction in Units or any other equity securities of our Company during the past 60 days; (b) during the two years before the date of the Offer to Purchase and this Circular, to our Company’s knowledge there have been no transactions between the persons listed in Schedule B hereto, on the one hand, and our Company on the other hand, that would require reporting under SEC rules and regulations; (c) during the two years before the date of the Offer to Purchase and this Circular, to our Company’s knowledge after reasonable inquiry, there have been no material contacts, negotiations or transactions between any of the persons listed in Schedule B hereto, on the one hand, and our Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information

BPY is subject to the information and reporting requirements of Canadian securities laws and the Exchange Act and the rules, policies and guidelines of the TSX and Nasdaq and, in accordance therewith, files reports and other information with Canadian securities regulators, the SEC, the TSX and Nasdaq. As a “foreign private issuer” under the Exchange Act, our Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements (which are prepared in accordance with applicable Canadian securities laws), and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

We have filed with the SEC a Tender Offer Statement on Schedule TO and Recommendation Statement on Schedule 14D-9 which contains additional information with respect to the Offer.

Unitholders may read any document that our Company files with, or furnishes to, the SEC (including the Schedule TO and Recommendation Statement relating to the Offer) on the SEC’s website www.sec.gov. Unitholders may access documents filed with Canadian securities regulators through SEDAR.

Presentation of Financial Information

Our Company’s consolidated financial statements are reported in United States dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of U.S. companies who report under U.S. GAAP. The audited consolidated financial statements of BPY for the year ended December 31, 2019 and the unaudited interim condensed consolidated financial statements of BPY for the three month period ended March 31, 2020 are available on SEDAR at www.sedar.com and on www.sec.gov and will be sent to a Unitholder without charge upon request to our Company at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda Attention: Secretary.

2.	Certain Information about BAM

Under applicable U.S. securities laws, BAM may be deemed to be a co-bidder with BPY with respect to the Offer.

BAM is a leading global alternative asset manager with over US$515 billion of assets under management across real estate, infrastructure, renewable power, private equity and credit.

BAM owns and operates long-life assets and businesses, many of which form the backbone of the global economy. Utilizing its global reach, access to large-scale capital and operational expertise, BAM offers a range of alternative investment products to investors around the world—including public and private pension plans, endowments and foundations, sovereign wealth funds, financial institutions, insurance companies and private wealth investors. BAM is listed on the New York and Toronto stock exchanges. BAM is an Ontario corporation. The principal executive office of BAM is located at Brookfield Place, 181 Bay Street, Suite 300, P.O. Box 762, Toronto, Ontario, Canada M5J 2T3, and the telephone number is 416 363 9491.

Partners Limited is a private corporation whose principal business mandate is to hold shares of BAM, directly or indirectly, for the long term. Partners Limited holds 85,120 Class B limited voting shares of BAM (the “BAM Class B Shares”), representing 100% of such shares, and 1,343,802 Class A limited voting shares of BAM (“BAM Class A Shares”), representing approximately 0.1% of such shares. The BAM Class B Shares entitle Partners Limited to appoint one half of the board of directors of BAM The board of directors of Partners Limited is currently comprised of Jack L. Cockwell, Brian W. Kingston, Brian D. Lawson, Cyrus Madon, Samuel J.B. Pollock, Timothy R. Price and Sachin Shah. On May 14, 2020, BAM announced that, in order to further reinforce the long-term stability of ownership of the BAM Class B Shares, a group of individuals have been designated to oversee stewardship of the BAM Class B Shares. Under these arrangements, the BAM Class B Shares will be held in a trust (the “Trust”). The beneficial interests in the Trust, and the voting interests in its trustee (the “Trustee”), will be held in equal parts by three entities which are owned by Bruce Flatt, Jack Cockwell and jointly by Brian Kingston, Brian Lawson, Cyrus Madon, Sam Pollock and Sachin Shah. The Trustee will vote the BAM Class B Shares with no single individual or entity controlling the Trust. Implementation of these arrangements is subject to customary consents and regulatory approvals being obtained, following which the BAM Class B Shares will be transferred from Partners Limited to the Trust for consideration per share equal to the then current market price of a BAM Class A Shares. The business address and telephone number of Partners Limited is 181 Bay Street, Suite 300, Toronto, Ontario M5J 2T3, Canada, (416) 363-9491.

Certain information regarding each director and executive officer of BAM are set forth in Schedule C hereto. See “Item 7. Major Shareholders and Related Party Transactions” in our Annual Report, for more information on the relationship and transactions between BAM and our Company.

During the last five years, none of BAM, or to the best knowledge of BAM, Partners Limited or any of the persons listed in Schedule C hereto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as set forth elsewhere or incorporated by reference in the Offer to Purchase and this Circular, (a) none of BAM and, to BAM’s knowledge after reasonable inquiry, Partners Limited and the persons listed in Schedule C here, has effected any transaction in Units or any other equity securities of our Company during the past 60 days; (b) during the two years before the date of the Offer to Purchase and this Circular, there have been no transactions between BAM or, to BAM’s knowledge after reasonable inquiry, Partners Limited or any of the persons listed in Schedule C hereto, on the one hand, and our Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (c) during the two years before the date of the Offer to Purchase and this Circular, there have been no material contacts, negotiations or transactions between BAM or, to BAM’s knowledge after reasonable inquiry, Partners Limited or any of the persons listed in Schedule C hereto, on the one hand, and our Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

3.	Authorized Capital

BPY’s authorized capital consists of an unlimited number of Units, an unlimited number of preferred limited partnership units and an unlimited number of general partnership units. As at June 26, 2020, 437,639,870 Units (and 943,171,967 Units on a fully exchanged basis), 7,360,000 Class A Cumulative Redeemable Perpetual Preferred Units, Series 1, 10,000,000 Class A Cumulative Redeemable Perpetual Preferred Units, Series 2, 11,500,000 Class A Cumulative Redeemable Perpetual Preferred Units, Series 3, and 138,875 general partnership units (all held by our General Partner) were issued and outstanding. For the avoidance of doubt, the Offer is not for any series of Class A Cumulative Redeemable Perpetual Preferred Units of our Company. As of June 26, 2020, 2,831,968 issued and outstanding Exchange LP Units were exchangeable at the option of their holders on a one-for-one basis into Units.

Description of Units

The following is a description of the material terms of the Units and is qualified in its entirety by reference to all of the provisions of our limited partnership agreement. Because this description is only a summary of the terms of the Units, it does not contain all of the information that you may find useful. For more complete information, you should read our limited partnership agreement, which is available electronically on our SEDAR profile at www.sedar.com and our SEC profile at www.sec.gov.

Units are non-voting limited partnership interests in our Company. The rights of holders of Units are based on our limited partnership agreement, amendments to which may be proposed only by or with the consent of our General Partner as described in our Annual Report.

Units represent a fractional limited partnership interest in our Company and do not represent a direct investment in our Company’s assets and should not be viewed by investors as direct securities of our Company’s assets. Holders of Units are not entitled to the withdrawal or return of capital contributions in respect of Units, except to the extent, if any, that distributions are made to such holders pursuant to our limited partnership agreement or upon the liquidation of our Company as described in our Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in our limited partnership agreement, a holder of Units will not have priority over any other holder of Units, either as to the return of capital contributions or as to profits, losses or distributions. Holders of Units do not have the ability to call meetings of unitholders, and holders of Units are not entitled to vote on matters relating to our Company except as described in our Annual Report.

Our limited partnership agreement does not contain any restrictions on ownership of Units. Holders of Units will not be granted any pre-emptive or other similar right to acquire additional interests in our Company, unless otherwise determined by our General Partner, in its sole discretion. In addition, holders of Units do not have any right to have their Units redeemed by our Company. Units have no par or other stated value.

Description of Exchange LP Units

The following is a description of the material terms of the Exchange LP Units and is qualified in its entirety by reference to all of the provisions of Exchange LP’s limited partnership agreement and the Support Agreement. Because this description is only a summary of the terms of the Exchange LP Units, it does not contain all of the information that you may find useful. For more complete information, you should read Exchange LP’s limited partnership agreement and the Support Agreement, which are available electronically on BPY’s SEDAR profile at www.sedar.com and SEC profile at www.sec.gov

Exchange LP Units are non-voting exchangeable limited partnership interests in Exchange LP. The rights of holders of Exchange LP Units are based on Exchange LP’s limited partnership agreement, amendments to which may be proposed only by or with the consent of Exchange LP’s general partner as described in Exchange LP’s limited partnership agreement. The Exchange LP Units are intended to be the economic equivalent of Units. The Exchange LP Units have the same rights to distributions made on the Units and are exchangeable to Units on a one-for-one basis.

In accordance with the terms of the Exchange LP Units and the terms of the Support Agreement, the holders of Exchange LP Units will be permitted to participate in the Offer by depositing their Exchange LP Units on an as-exchanged basis. Alternatively, holders of Exchange LP Units can also participate in the Offer by exchanging all or part of their Exchange LP Units prior to the Expiration Time and subsequently depositing the underlying Units in the Offer.

4.	Purpose and Effect of the Offer

The Board of Directors believes that the Offer will provide Unitholders with an attractive opportunity to sell their Units for cash at a premium to current trading prices. We believe that the Units are currently trading below their intrinsic value, but recognize that some Unitholders may desire liquidity in their investment that would not otherwise be available in the market and as such wish to monetize their ownership in the Company. Because the Offer will be funded by drawing down on the Equity Commitment, this opportunity for Unitholders to obtain liquidity is not being funded from BPY’s cash on hand or other sources of capital, and will not have any impact on BPY’s ongoing liquidity to fund its operations.

The Offer also provides Unitholders with an efficient way to sell their Units without incurring broker’s fees or commissions associated with open market sales. However, Unitholders who hold Units through brokers, dealers, commercial banks, trust companies or other nominee Unitholders are urged to consult their brokers, dealers, commercial banks, trust companies or other nominee Unitholders to determine whether transaction costs may apply if Unitholders tender Units through the brokers, dealers, commercial banks, trust companies or other nominee Unitholders and not directly to the Depositary.

BAM believes the Units are trading at a discount to the intrinsic value of the business and assets. Accordingly, BAM is providing an equity commitment to fund the Offer for investment purposes.

Applicable Canadian securities laws generally prohibit our Company, BAM and persons or companies acting jointly or in concert with our Company or BAM from acquiring or offering to acquire beneficial ownership of any Units, other than pursuant to the Offer, from the period commencing with the expiration of the Offer and ending on the 20th business day after that, except, in the case of acquisitions during the period following the Expiration Time, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law. Rule 14e-5 of the Exchange Act prohibits our Company and its affiliates from purchasing any Units, other than pursuant to the Offer, from the time the Offer is publicly announced until the Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act, and Rule 13e-4(f) of the Exchange Act prohibits our Company and its affiliates from purchasing any Units other than pursuant to the Offer until at least 10 business days after the termination of the Offer.

Accordingly, neither BPY nor any of its affiliates, nor a trustee acting on their behalf, has purchased or will purchase Units pursuant to the 2019 NCIB or otherwise since the time the Offer was publicly announced until its expiration. In addition, BPY may in the future, subject to applicable law, purchase additional Units on the open market, in private transactions, through NCIBs, other issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favourable to Unitholders than the terms of the Offer. Any possible future purchases by our Company will depend on many factors, including the market price of the Units, our Company’s business and financial position, the results of the Offer and general economic and market conditions.

None of our Company, BAM, any of the directors of our General Partner or BAM, any executive officer of our Service Providers or BAM, or any person controlling our Company or BAM (or any executive officers or directors of any person controlling our Company or BAM) have any plans, proposals or negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving BPY or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of BPY or any of its subsidiaries, (iii) any material change in the present distribution rate or policy, or indebtedness or capitalization of BPY, (iv) any change in the present Board of Directors or management of BPY, including, but not limited to, any plans or proposals to change the number or the term of directors of our General Partner or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer of our Service Providers, (v) any other material change in BPY’s corporate structure or business, (vi) BPY’s Units to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association, (vii) BPY’s Units becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, (viii) the suspension of BPY’s obligation to file reports under Section 15(d) of the Exchange Act, (ix) other than in connection with: the exercise of outstanding Unit Options and the vesting and settlement of outstanding Restricted Units, and deferred share units (“DSUs”), the granting of such awards under our Company’s equity-based compensation plans, purchases of Units by or on behalf of our Company to satisfy delivery requirements under our Company’s equity-based compensation plans (including through trustees), the exchange of BPYU Shares or Redemption-Exchange Units for Units, or the disposition of BPY’s securities, or (x) any changes in BPY’s limited partnership agreement or other governing instruments or other actions that could impede the acquisition of control of BPY.

Background to the Offer

The Special Committee comprised of all of the independent directors of the Board of Directors of the General Partner was established on May 20, 2020 to consider the Offer and the Equity Commitment, particularly in light of MI 61-101 and the impact of such transactions on Unaffiliated Unitholders. The Special Committee, after consulting with financial and legal advisors, unanimously determined that the Equity Commitment is in the best interest of the Company, taking into account the interests of Unaffiliated Unitholders, and to recommend to the Board of Directors that it approve the financing of the Offer through the Equity Commitment.

For the reasons described above and for the reasons set out below, the Board of Directors determined that it would be in the best interests of our Company to enter into the Equity Commitment and proceed with the Offer. The Offer was approved by the Board of Directors on July 1, 2020. In considering whether the Offer would be in the best interest of our Company, the Board of Directors gave careful consideration to a number of factors, including, without limitation, the following:

(a)

the Offer provides Unitholders with an opportunity to realize on all or a portion of their investment in our Company, should they desire liquidity, in quantities which might not otherwise be available in the market and without incurring brokerage commissions which might otherwise be payable on a sale of their Units in a transaction on the TSX and Nasdaq;

(b)	the price in the Offer represents a 17.6% premium to the Unit price on Nasdaq as of market close on July 1, 2020;

(c)	the Offer may facilitate market and pricing stability of BPY Units;

(d)	the Equity Commitment permits BPY to make the Offer without relying on its liquidity or capital resources;

(e)	the drawing of the Equity Commitment will not have any impact on control of BPY;

(f)	the drawing on the Equity Commitment will result in Units or REUs being issued at the same price as the Purchase Price, which results in no dilution to existing Unitholders;

(g)	tendering Units under the Offer is optional and available to all Unitholders and, therefore, each Unitholder is free to accept or reject the Offer;

(h)	the Offer is not conditional upon any minimum number of Units being tendered;

(i)

Unitholders who do not tender their Units to the Offer, or who otherwise retain Units in our Company, will continue to hold the same relative ownership interest in our Company, to the extent Units are purchased by our Company pursuant to the Offer; and

(j)

Greenhill has provided the Liquidity Opinion which states it is reasonable to conclude that, following the completion of the Offer, there would be a market for beneficial owners of the Units who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

The foregoing summary of the factors considered by the Board of Directors is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its determination to proceed with the Offer, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion.

The Board of Directors has approved the terms of the Offer and the Equity Commitment, the pricing of the Offer and the forms of the Offer to Purchase, the Circular, the related Letter of Transmittal and the Notice of Guaranteed Delivery.

Notwithstanding the foregoing considerations, before making any decision to tender or not tender Units to the Offer, Unitholders should carefully consider the risks associated with our Company’s business, including the risks described under the heading “Risk Factors” in our Company’s Annual Report.

No Recommendation

The Board of Directors makes no recommendation with respect to the Offer. It is a Unitholder’s decision regarding whether or not to tender its Units in the Offer based upon each individual Unitholder’s particular circumstances. The Board of Directors urges each Unitholder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Purchase Price in light of the Unitholder’s own investment objectives, the Unitholder’s views as to our Company’s prospects and outlook, the factors considered by the Board of Directors, as described below, and any other factors that the Unitholder deems relevant to its investment decision.

Liquidity of Market

As at June 26, 2020, there were 437,639,870 Units issued and outstanding (or 943,171,967 Units issued and outstanding on a fully exchanged basis). A total of 344,625,055 Units (or 417,508,047 Units on a fully exchanged basis) comprise the public float, which excludes Units beneficially owned, or over which control or direction is exercised, by “related parties” of our Company and Units that are not “freely tradeable” (each as defined in MI 61-101) (the “public float”). The maximum number of Units that our Company is offering to purchase pursuant to the Offer represents approximately 17% of the Units outstanding on that date (or 8% of the Units on a fully exchanged basis). The total number of Units and REUs to be issued to BAM and/or one or more of its affiliates, pursuant to the drawing down of the Equity Commitment in order to fund the Offer, will be equal to the number of Units taken up pursuant to the Offer. This will result in no change in the number of Units outstanding on a fully exchanged basis.

Our Company is relying on the liquid market exemption from the valuation requirement applicable to the Offer pursuant to MI 61-101. The Special Committee retained Greenhill as a financial advisor to provide advice in connection with, among other things, the Offer, including considering the impact of the Offer on the liquidity of the market for Units, and to provide an opinion in respect of liquidity to the Special Committee or the Board, if requested. Our Company has determined that there is a liquid market in the Units because:

(a)	there is a published market for the Units, namely the TSX and Nasdaq;

(b)	during the 12-month period before July 2, 2020 (the date our Company announced its intention to commence the Offer):

(i)

the number of issued and outstanding Units was at all times at least 5,000,000, excluding Units beneficially owned, directly or indirectly, or over which control or direction was exercised, by related parties and Units that were not freely tradeable;

(ii)	the aggregate trading volume of the Units on the Nasdaq, being the published market on which the Units are principally traded, was at least 1,000,000 Units;

(iii)	there were at least 1,000 trades in Units on the Nasdaq; and

(iv)	the aggregate trading value based on the price of the trades referred to in clause (iii) was at least C$15,000,000; and

(c)

the market value of the Units on the Nasdaq, as determined in accordance with applicable rules, was at least C$75,000,000 for May 2020, being the calendar month preceding the calendar month in which the Offer was publicly announced.

The Board of Directors also believes that it is reasonable to conclude that, following completion of the Offer, there will be a market for beneficial owners of the Units who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

In making their determination, the Board of Directors considered many factors, including without limitation:

(a)

the extent by which the trading volume, number of trades and aggregate trading value during the 12 month period preceding the Offer, the size of the public float and the market value of the Units, exceeds the minimum objective liquid market requirements pursuant to MI 61-101;

(b)

the number of Units to be acquired in relation to the public float, the trading volumes of and the number of trades in the Units on the TSX, the value of trades on the TSX and the market value of the Units, in the 12 months preceding the Offer; and

(c)	the advice of Greenhill, including the Liquidity Opinion, as further described below.

The Liquidity Opinion provided to the Board of Directors by Greenhill states that, based upon and subject to qualifications, assumptions and limitations contained therein and such other matters as Greenhill considered relevant, it is Greenhill’s opinion as of July 2, 2020 that: (a) a liquid market exists for the Units; and (b) it is reasonable to conclude that, on completion of the Offer in accordance with its terms, there will be a market for the Unitholders who do not tender their Units to the Offer that is not materially less liquid than the market that existed at the time of making the Offer. The full text of the Liquidity Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken by Greenhill in connection with the Liquidity Opinion, is attached as Schedule A to this Circular. The summary of the Liquidity Opinion in this Circular is qualified in its entirety by reference to the full text of the Liquidity Opinion. The Liquidity Opinion is not a recommendation to any Unitholder as to whether to deposit or refrain from tendering Units. The Board of Directors urges Unitholders to read the Liquidity Opinion in its entirety. See Schedule A.

Accordingly, our Company is exempted from the valuation requirements of the securities regulatory authorities in Canada applicable to issuer bids generally in connection with the Offer.

Additional Securities Law Considerations

BPY is a reporting issuer (or the equivalent thereof) in each of the provinces and territories of Canada, and the Units are listed on the TSX. BPY believes that the purchase of Units pursuant to the Offer will not result in: (i) BPY ceasing to be a reporting issuer in any jurisdiction in Canada, or (ii) the Units being delisted from the TSX.

The Units are also registered under Section 12(b) of the Exchange Act and are traded on Nasdaq. BPY believes that the purchase of Units pursuant to the Offer will not result in: (i) the Units becoming eligible for deregistration under Section 12(b) of the Exchange Act or (ii) the Units being delisted from Nasdaq.

The Units are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Units. BPY believes that, following the repurchase of Units pursuant to the Offer, the Units will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.

5.	Withdrawal Rights

The withdrawal rights of Unitholders are described under “Offer to Purchase – Withdrawal Rights” and are incorporated into and form part of the Circular.

6.	Price Range and Trading Volume of the Units

The outstanding Units are listed on the TSX under the trading symbol ‘BPY.UN’. The following table sets forth the price range, calculated using intraday high and low prices, and trading volume of the Units as reported by the TSX, being the market on which the Units are principally traded, for the six month period preceding the Offer Date:

Month	High Price (C$)	Low Price (C$)	Volume
2020
January	26.38	23.35	31,105,824
February	25.43	21.25	18,749,289
March	23.40	10.34	52,623,606
April	15.74	10.05	43,541,821
May	15.39	11.35	31,965,187
June	18.65	13.21	38,906,120

The outstanding Units are also listed on Nasdaq under the trading symbol ‘BPY’. The following table sets forth the price range, calculated using intraday high and low prices, and trading volume of the Units as reported by Nasdaq for the six month period preceding the Offer Date:

Month	High Price (US$)	Low Price (US$)	Volume
2020
January	20.13	17.98	29,825,369
February	19.13	15.78	38,920,266
March	17.47	7.11	118,685,920
April	11.27	7.10	80,622,966
May	11.19	8.02	45,098,564
June	13.95	9.65	60,832,375
July (through and including July 1)	10.32	9.95	2,365,174

The following table sets forth the price range, calculated using intraday high and low prices, and trading volume of the Units as reported by the TSX for each quarterly period in the two years preceding the Offer Date:

Month	High Price (C$)	Low Price (C$)	Volume
2018
Q3	27.67	24.80	43,715,637
Q4	27.11	20.41	37,691,433
2019
Q1	27.93	21.66	40,309,580
Q2	28.49	24.50	32,837,936
Q3	27.25	24.26	24,706,419
Q4	27.03	23.60	29,551,960
2020
Q1	26.38	10.34	102,478,719
Q2	18.65	10.05	114,413,128

The following table sets forth the price range, calculated using intraday high and low prices, and trading volume of the Units as reported by Nasdaq for each quarterly period in the two years preceding the Offer Date:

Month	High Price (US$)	Low Price (US$)	Volume
2018
Q3	21.15	18.86	199,737,732
Q4	21.09	14.96	121,105,096
2019
Q1	20.79	15.89	87,400,368
Q2	21.22	18.12	77,185,437
Q3	20.58	18.26	51,869,513
Q4	20.52	17.99	59,338,508
2020
Q1	20.13	7.11	187,431,555
Q2	13.95	7.10	186,553,905
Q3	10.32	9.95	2,365,174

On June 30, 2020, the last full trading day on the TSX prior to the date of the announcement of the Offer, the closing price of the Units was C$13.45 per Unit, and the average closing price of the Units in the 20 business days preceding such date was C$15.10 per Unit. On July 1, 2020, the last full trading day on Nasdaq prior to the date of the announcement of the Offer, the closing price of the Units was US$10.20 per Unit, and the average closing price of the Units in the 20 business days preceding such date was US$11.09. Unitholders are urged to obtain current market quotations for the Units.

7.	Distribution Policy

Our distribution policy is to retain sufficient cash flow within our operations to cover tenant improvements, leasing costs and other sustaining capital expenditures and to pay out substantially all remaining cash flow. In order to finance development projects, acquisitions and other investments, we plan to raise external capital. We believe that a payout ratio of 80% of our funds from operations should accomplish this objective. We have invested a substantial amount of capital in development and redevelopment projects primarily in our Core Office and Core Retail segments. Once we realize stabilized cash flow from these initiatives, we expect the growth in our payout to meet our target range of 5% to 8% per annum.

During the past two years preceding the Offer Date, we have paid the following distribution amounts for the quarter indicated. We currently plan to continue paying distributions on a quarterly basis.

Quarter	Amount (US$)
Q2 2020	0.3325
Q1 2020	0.3325
Q4 2019	0.330
Q3 2019	0.330
Q2 2019	0.330
Q1 2019	0.330
Q4 2018	0.315
Q3 2018	0.315
Q2 2018	0.315

8.	Previous Purchases and Sales

Except for the purchase of Units pursuant to its NCIBs described below, the distribution of units described in Section 8, “Previous Distributions” below, and excluding securities purchased or sold pursuant to the exercise of Unit Options or in connection with the settlement or redemption of other security-based compensation arrangements, no securities of our Company have been purchased or sold by our Company during the 12 months preceding the Offer Date.

The 2019 NCIB allows our Company, from August 20, 2019 to August 19, 2020, to repurchase, at its discretion, up to 35,252,769 Units in the open market, or as otherwise permitted. During the 12 months preceding the Offer Date, our Company purchased an aggregate of 15,984,197 Units at a volume-weighted average price of US$14.36 per Unit under the 2019 NCIB and our Company’s prior NCIB.

Neither our Company, nor to the knowledge of our Company, after reasonable inquiry, any of our Company’s subsidiaries, affiliates or associates, our General Partner, the directors of our General Partner, executive officers of our Service Providers, controlling persons of our Company or our General Partner, or any directors or executive officers of our Company’s or our General Partner’s controlling persons, have effected any transactions involving Units during the 60 days prior to the Offer Date except as described below in this Section 8 and Section 9, “Previous Distributions” below:

Date of Transaction	Identity of Person	Number of Units	Price per Unit		Nature of Transaction
May 15, 2020	Omar Carneiro Da Cunha (Director of the General Partner)	2,290	US$	8.74	Market purchase on Nasdaq

2019 NCIB

BPY made the following purchases of Units under the 2019 NCIB at the prices per Unit indicated in the table below during the 60 days prior to the Offer Date.

Date of Purchase	Number of Units	From TSX (C$) Price per Unit	From Nasdaq (US$) Price per Unit	From Other Canadian Market (C$) Price per Unit	From Other U.S. Market (US$) Price per Unit
April 22, 2020	148,043	—	8.44	—	—
April 23, 2020	148,984	—	8.39	—	—
April 24, 2020	151,199	—	8.26	—	—
April 27, 2020	121,780	—	8.63	—	—

9.	Previous Distributions

On August 28, 2018, BPY acquired all of the shares (the “GGP Shares”) of common stock of GGP Inc. (now BPYU) that BPY and its affiliates did not already own for consideration consisting of US$23.50 in cash per GGP Share, or either one Unit or one BPYU Share (the “GGP Transaction”). BPY issued an aggregate of 88,424,893 Units in the GGP Transaction to holders of GGP Shares.

Other than the foregoing issuances, Units have not been distributed during the five years preceding the Offer Date except as described below.

Other Distributions

The following charts detail the Units distributed (not including the issuances described immediately above) during the five years preceding the Offer Date:

(a)	Distributions of Units pursuant to: the exercise of Unit Options, BPY’s distribution reinvestment plan and the CanHoldco Conversion (defined in the footnote below):

Year	Number of Units Distributed		Price Per Unit Distributed (US$)		Aggregate Proceeds Received for Distribution (US$)
2015	280,542		22.76		6,385,786.47
2016	483,141		22.93		11,078,819.52
2017	395,790		22.87		9,051,955.66
2018	21,509,094	(1)	18.99	(2)	4,414,303.93	(3)
2019	1,114,690		19.60		21,842,411.77
2020	223,119		8.71		1,944,685.51

Notes:

(1)

This number includes the 21,276,596 Units distributed on August 28, 2018 to BAM at a price of $23.50 per Unit on the conversion by BAM of its $500,000,000 worth of Class C redeemable preferred shares of Brookfield BPY Holdings Inc., a subsidiary of BPY (the “CanHoldco Conversion”). The conversion was made in connection with the GGP Transaction.

(2)	This does not include the price information for the Units distributed pursuant to the CanHoldco Conversion because the Units were distributed pursuant to a conversion.
(3)	This does not include the proceeds for the Units distributed pursuant to the CanHoldco Conversion because the Units were distributed pursuant to a conversion.

(b)	Distributions of Units pursuant to: the exchange of Exchange LP Units into Units and the exchange of BPYU Shares into Units. (1)

Year	Number of Units Distributed
2015	8,736,198
2016	1,015,714
2017	284,760
2018	62,720,907
2019	37,955,595
2020	8,006,970

Note:

(1)	This chart does not include the price information or proceeds for the Units distributed because all of the Units included in this chart were distributed pursuant to an exchange.

The following charts detail the Units distributed during the twelve months preceding the Offer Date, excluding Units purchased or sold pursuant to the exercise of employee stock options, warrants and conversion rights:

Date	Number of Units Distributed	Price Per Unit Distributed (US$)	Aggregate Proceeds Received for Distribution (US$)	Purpose of Transaction
June 30, 2019	57,595	19.13	1,101,675.51	DRIP	(1)
September 30, 2019	58,065	20.17	1,170,915.55	DRIP
December 31, 2019	94,016	18.10	1,701,714.39	DRIP
March 31, 2020	223,199	8.71	1,944,685.51	DRIP

Note:

(1)	DRIP refers to Units issued pursuant to BPY’s distribution reinvestment plan.

10.	Ownership of Securities of our Company

The following table indicates, as at June 26, 2020, the number of our Units beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director of our General Partner and BAM, each executive officer of our Service Providers and BAM, and, to the knowledge of our Company and BAM, after reasonable inquiry, each associate and majority-owned subsidiary of our Company and BAM, if any, any other beneficial owner of a 10% or more equity interest of any class of securities of our Company, and any other person or company acting jointly or in concert with our Company and BAM, if any (collectively, the “Disclosable Persons”), as well as the percentage of outstanding Units so owned. Our Company’s subsidiaries do not beneficially own any of our Company’s equity securities.

Name	Relationship with BPY or BAM	# of Units Beneficially Owned(1)	# of Redemption- Exchange Units Beneficially Owned(1)	# of Unit Options Beneficially Owned(1)(6)	Total # of Units Beneficially Owned(1)(2)	% of Outstanding Units Beneficially Owned(1)(3)
BPO ETS Inc. Head Office Address: Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3	Affiliate	45	—	—	45	— (7)

BAM(4)(5) Head Office Address: Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3	Affiliate	87,099,738	432,649,105	—	519,748,843	59.72%
Partners Limited(4) Head Office Address: Suite 210, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M5J 2T3	Affiliate	90,749,636	432,649,105	—	523,398,741	60.14%
Brian W. Kingston(8)	Chief Executive Officer of one of BPY’s Service Providers, Brookfield Property Group LLC and Managing Partner of BAM	210,000	—	—	210,000	0.05%
Bryan K. Davis(8)	Chief Financial Officer of one of BPY’s Service Providers, Brookfield Property Group LLC	121,187	—	—	121,187	0.03%
A. Douglas McGregor(8)	Director of the General Partner	21,810	—	—	21,810	— (7)
Caroline Atkinson(8)	Director of the General Partner	5,425	—	—	5,425	— (7)
Jeffrey Blidner(8)	Director of the General Partner and Vice Chair of BAM	50,316	—	—	50,316	0.01%
Lars Robert(8)	Director of the General Partner	45,000	—	—	45,000	0.01%
Louis J. Maroun(8)	Director of the General Partner	50,000	—	—	50,000	0.01%
Omar Carneiro da Cunha(8)	Director of the General Partner	17,630	—	—	17,630	— (7)

Name	Relationship with BPY or BAM	# of Units Beneficially Owned(1)	# of Redemption- Exchange Units Beneficially Owned(1)		# of Unit Options Beneficially Owned(1)(6)	Total # of Units Beneficially Owned(1)(2)		% of Outstanding Units Beneficially Owned(1)(3)
Richard B. Clark(8)	Chairman and Director of the General Partner	318,750	—		—	318,750		0.07%
Stephen DeNardo(8)	Director of the General Partner	53,251	—		—	53,251		0.01%
Soon Young Chang(8)	Director of the General Partner	—	—		—	—		—
Scott Cutler(8)	Director of the General Partner	—	—		—	—		—
Justin B. Beber(9)	Managing Partner, Head of Corporate Strategy and Chief Legal Officer of BAM	15,900	—		—	15,900		— (7)
Jack L. Cockwell(9)	Director of BAM	657,196	—	(10)	—	990,106	(10)	0.38%
Marcel R. Coutu(9)	Director of BAM	26,800	—		—	26,800		0.01%
Bruce Flatt(9)	Chief Executive Officer and Director of BAM	545,785	—		—	545,785		0.12%
Brian Lawson(9)	Director and Vice Chair of BAM	107,234	—		—	107,234		0.02%
Frank McKenna(9)	Director of BAM and Chair of BAM	10,000	—		—	10,000		— (7)
Lori Anne Pearson(9)	Managing Partner and Chief Operating Officer of BAM	7,850	—		—	7,850		— (7)
Diana Taylor(9)	Director of BAM	1,000	—		—	1,000		— (7)
Seek Ngee Huat(9)	Director of BAM	—	—		—	—		—
Lord O’Donnell(9)	Director of BAM	—	—		—	—		—
Rafael Miranda(9)	Director of BAM	—	—		—	—		—
Howard S. Marks(9)	Director of BAM	—	—		—	—		—
Maureen Kempston Darkes(9)	Director of BAM	—	—		—	—		—
Murilo Ferreira(9)	Director of BAM	—	—		—	—		—
Angela F. Braly(9)	Director of BAM	—	—		—	—		—
M. Elyse Allan(9)	Director of BAM	—	—		—	—		—
Janice Fukakusa(9)	Director of BAM	—	—		—	—		—
Nicholas Goodman(9)	Managing Partner and Chief Financial Officer of BAM	—	—		—	—		—
Cyrus Madon(9)	Managing Partner of BAM	—	—		—	—		—

Name	Relationship with BPY or BAM	# of Units Beneficially Owned(1)	# of Redemption- Exchange Units Beneficially Owned(1)	# of Unit Options Beneficially Owned(1)(6)	Total # of Units Beneficially Owned(1)(2)	% of Outstanding Units Beneficially Owned(1)(3)
Craig Noble(9)	Managing Partner of BAM	—	—	—	—	—

Samuel J.B. Pollock(9)	Managing Partner of BAM	—	—	—	—	—

Sachin G. Shah(9)	Managing Partner of BAM	—	—	—	—	—

Notes:

(1)

For purposes of this table, beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) means sole or shared power to vote or direct the voting of a security, or sole or shared investment power with respect to a security (i.e., the power to dispose, or direct a disposition, of a security).

(2)	Assumes the full exercise of vested Unit Options for Units.
(3)

Percentages are based on 437,639,870 Units outstanding on June 26, 2020 plus, as to the holder thereof only and no other person or entity, the number of Units, if any, that the person or entity has the right to acquire within 60 days from July 6, 2020.

(4)

Partners Limited is a corporation formed under the laws of the Province of Ontario. Partners Limited holds 85,120 BAM Class B Shares, representing 100% of such shares, and 1,343,802 BAM Class A Shares, representing approximately 0.1% of such shares. The BAM Class B Shares entitle Partners Limited to appoint one half of the board of directors of BAM. On May 14, 2020, BAM announced that, in order to further reinforce the long-term stability of ownership of the BAM Class B Shares, the BAM Class B Shares will be transferred from Partners Limited to a trust (the “Trust”). The beneficial interests in the Trust, and the voting interests in its trustee (the “Trustee”), will be held in equal parts by three entities. The Trustee will vote the BAM Class B Shares with no single individual or entity controlling the Trust. Implementation of this arrangement is subject to customary consents and regulatory approvals currently being obtained, following which the BAM Class B Shares will be transferred from Partners Limited to the Trust for consideration per share equal to the then current market price of a BAM Class A Share.

(5)

BAM and Partners Limited also beneficially own 3,036,315 BPYU Shares. Assuming the exchange of these 3,036,315 BPYU Shares into Units, BAM would beneficially own 522,785,158 Units and Partners Limited would beneficially own 526,435,056 Units (or 59.86% and 60.28% of the outstanding Units, respectively). On a fully exchanged basis, BAM and Partners beneficially own 55.11% and 55.49% of the outstanding Units, respectively. BAM also owns 138,875 general partnership units of BPY.

(6)

The figure in this column represents the number of Units the holder of the Unit Options would be entitled to acquire assuming the full exercise of its vested in-the-money Unit Options. As of June 26, 2020, Bryan K. Davis holds 1,420,260 Unit Options and Richard B. Clark holds 3,853,750 Unit Options.

(7)	This percentage is 0.00% when rounded to two decimal places.
(8)	The address of this director and/or officer (as applicable) is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda.
(9)	The address of this director and/or officer (as applicable) is listed in Schedule C hereto.
(10)	As of June 26, 2020, Mr. Cockwell beneficially owns 332,910 Exchange LP Units.

11.	Acceptance of Offer and Arrangements with Unitholders

To the knowledge of our Company, after reasonable inquiry, no director of our General Partner, executive officer of our Service Providers or any of our Company’s affiliates intends to tender Units pursuant to the Offer.

12.	Agreements, Commitments and Understandings

The information set forth in “Item 10.B. –Memorandum and Articles of Association–Description of Our LP Units, Preferred Units and Our Limited Partnership Agreement” in our Annual Report is incorporated herein by reference.

Other than (i) as set forth below, (ii) as set forth in our Certificate of Registration of our Company, as amended, and the Second Amended and Restated Limited Partnership Agreement of our Company, as amended, (iii) the purchase of our Units pursuant to the 2019 NCIB and securities issued, purchased or sold pursuant to the exercise of employee Unit Options or in connection with our Company’s security-based compensation arrangements; and (iv) as otherwise described in the Offer to Purchase and the Circular, our Company has no commitments to purchase Units and, except as disclosed in the Offer to Purchase and the Circular in connection with the Equity Commitment, neither our Company, nor to the best of our Company’s knowledge, after reasonable inquiry, any Disclosable Person, is a party to any agreement, arrangement, commitment or understanding with respect to securities of our Company and there are no agreements, commitments or understandings made or proposed to be made between our Company and a holder of any securities of our Company in relation to the Offer.

Unit Option Plans

Our Unit Option Plan and our Unit Option Plan (Canada) (collectively, the “Unit Option Plans”) allow for the issuance of up to 22 million Units, representing approximately 2.33% of the number of outstanding Units (on a fully exchanged basis) as at the Offer Date. In the event that Units are issued to a participant upon the exercise of an option or share appreciation right under the Unit Option Plans, the number of Units issued to the participant in respect of the in-the-money amount of the option will be deducted from the maximum number of Units issuable under the Unit Option Plans.

The maximum number of Units issuable to any one person under each of the Unit Option Plans is 5% of the outstanding Units (on a non-diluted basis) less the aggregate number of Units reserved for issuance to such person under any other security-based compensation arrangement of our Company. The number of Units issuable to insiders, at any time, under the Unit Option Plan and all other security-based compensation arrangements of our Company cannot exceed 10% of the issued and outstanding Units. The number of Units issued to insiders, within any one-year period, under the Unit Option Plans and all other security-based compensation arrangements of our Company cannot exceed 10% of the issued and outstanding Units.

Eligible participants under the Unit Option Plans are directors, officers and employees of our Company or any affiliate of our Company and any other persons so designated by the Board of Directors, subject to applicable laws and regulations.

As at the Offer Date, there are outstanding Unit Options to acquire up to 175,799 Units, representing approximately 0.02% of the number of outstanding Units (on a fully exchanged basis) as at the Offer Date, which were granted to certain employees and former employees of GGP Inc. in connection with the closing of the acquisition of GGP Inc. The Unit Options were granted in substitution for the options to acquire shares of GGP Inc. held by the employees and former employees of GGP Inc. The terms of those Unit Options are based on the terms applicable to the options of GGP Inc. that were substituted in connection with the acquisition.

Restricted Unit Plan – United States

Our Restricted BPY LP Unit Plan provides for awards to participants of Restricted Units, which are Units purchased by a trustee in the open market that are subject to vesting, forfeiture and transfer restrictions. Restricted Units awarded generally vest over a period of five years, except as otherwise determined, and Restricted Units awarded in lieu of a cash bonus as elected by the participant generally vest immediately.

Eligible participants under our Restricted BPY LP Unit Plan include officers and employees of our Company or any affiliate of our Company.

Holders of Restricted Units may not tender such Restricted Units in the Offer unless and until such restrictions on such Restricted Units have lapsed. If any such restrictions on such Restricted Units lapse prior to the Expiration Time, the holder may tender those Restricted Units in the Offer in accordance with the same procedures described in this Offer to Purchase for tendering Units. See “Offer to Purchase – Procedure for Tendering Units”.

Restricted Unit Plan – Canada

The Restricted BPY LP Unit Plan (Canada) is substantially similar to the Restricted BPY LP Unit Plan described above, except that it is for Canadian employees, there is a five-year hold period, and purchases of Units are generally made on the TSX instead of Nasdaq.

Director Unit Ownership Requirements

Directors of our Company that are not employed by BAM or its affiliates (“outside directors”) are expected to hold sufficient Units or BPYU Shares such that the acquisition costs of such securities held by such directors are equal to at least two times their annual retainer, as determined by the Board of Directors from time to time. Outside directors are required to purchase Units or BPYU Shares on an annual basis in an amount not less than 20% of the minimum economic ownership requirement until the requirement is met. Generally, outside directors are required to achieve this minimum economic ownership within five years of joining the Board of Directors, subject to changes in the annual retainer fee.

Registration Rights Agreement

Our Company has entered into a registration rights agreement, dated April 10, 2013, with BAM pursuant to which we have agreed that, upon the request of BAM, our Company will file one or more registration statements to register for sale, under the U.S. Securities Act of 1933, as amended, or one or more prospectuses to qualify the distribution in Canada, any of our Units held by BAM.

AO LTIP Units

Appreciation-only long-term incentive plan units of the Property Partnership were granted to certain employees and former employees of GGP Inc. Each such unit will vest within ten years of its original grant date by GGP Inc. Both vested and unvested units are entitled to distributions by the Property Partnership. Vested units are convertible at the option of the holder into a number of REUs based on the increase in value of the Units from the date of the grant to the date of conversion.

FV LTIP Units

Full-value long-term incentive plan units of the Property Partnership may be granted from time to time pursuant to the unit plan of the Property Partnership for such units. Unless otherwise provided in the respective award agreement, full-value long-term incentive plan units fully vest on grant for such units granted in lieu of a cash bonus or vest 20% annually over a period of five years, subject to continued service. Both vested and unvested units are entitled to distributions by the Property Partnership. Vested units which are “booked up” and held for at least two years are redeemable by the holder for either cash or an equal number of Units or BPYU Shares.

Preferred Units of the Property Partnership

Preferred Units of the Property Partnership are exchangeable at the option of the holder thereof (the “Preferred Unitholder”) into our Units at a price of US$25.70 per Unit (subject to adjustment from time to time) and were issued on December 4, 2014 in three tranches of US$600 million each, with an average dividend yield of 6.5% and maturities of seven, ten and twelve years. We can effectively require a holder of Preferred Units to exchange the Preferred Units into our Units as long as our Units are trading at or above 125%, 130% and 135%, respectively, of the exchange price. Upon maturity, the Preferred Units that remain outstanding will be redeemed in exchange for our Units valued at the 20-day, volume-weighted average trading price at such time. To the extent that the market price of our Units is less than 80% of the exchange price at maturity, BAM has contingently agreed to acquire the seven-year and ten-year tranches of Preferred Units from the holder of Preferred Units for the initial issuance price plus accrued and unpaid distributions and to exchange such units for Units with terms and conditions substantially similar to the twelve-year tranche. BAM has also agreed with the Preferred Unitholder to grant BAM the right to purchase all or any portion of the Preferred Units held by the Preferred Unitholder at maturity, and to grant the Preferred Unitholder the right to sell all or any portion of the Preferred Units held by the Preferred Unitholder at maturity, in each case at a price equal to the issue price for such Preferred Units plus accrued and unpaid dividends.

Redemption-Exchange Units of the Property Partnership

The holders of Redemption-Exchange Units of the Property Partnership have the right to require the Property Partnership to redeem all or a portion of the Redemption-Exchange Units for either (a) cash in an amount equal to the market value of one of our Units multiplied by the number of Units to be redeemed (subject to certain adjustments) or (b) such other amount of cash as may be agreed by the relevant holder and the Property Partnership, subject to our Company’s right to acquire such interests (in lieu of redemption) in exchange for our Units. Taken together, the effect of the redemption right and the right of exchange is that the holders of Redemption-Exchange Units will receive our Units, or the value of such Units, at the election of our Company.

Exchange LP Units and the Support Agreement

In connection with the acquisition of the common shares of Brookfield Office Properties Inc. (“BPO”) held by the public in 2014, Canadian residents had the option to receive Exchange LP Units instead of our Units in exchange for their common shares of BPO. Holders of Exchange LP Units are entitled to receive distributions economically equivalent to the distributions, if any, paid from time to time by us on our Units.

Holders of Exchange LP Units are entitled at any time to retract (i.e., to require Exchange LP to redeem) any or all Exchange LP Units held by them and to receive in exchange one of our Units, plus the full amount of all declared and unpaid distributions on the Exchange LP Units and all distributions declared on one of our units that have not yet been declared or paid on the Exchange LP Units, if any. Instead of Exchange LP redeeming the retracted units, we have a call right to purchase all but not less than all of the units covered by the retraction request.

Exchange LP has the right, commencing 2021, to redeem all of the then outstanding Exchange LP Units for a purchase price equal to one of our Units for each outstanding Exchange LP Unit plus declared and unpaid distributions, if any. The redemption date may be accelerated if certain conditions are met. As an alternative to Exchange LP exercising its redemption right, we can require that each holder of Exchange LP Units sell all the Exchange LP Units held by such holder to us on the redemption date upon payment by us to such holder of the purchase price for such Exchange LP Units.

Under the Support Agreement, we have covenanted that, so long as such Exchange LP Units not owned by us or our subsidiaries are outstanding, we will, among other things: (a) not declare or pay any distribution on our Units unless (i) on the same day Exchange LP declares or pays, as the case may be, an equivalent distribution on the Exchange LP Units and (ii) Exchange LP has sufficient money to pay such distribution; (b) take actions reasonably necessary to ensure that the declaration date, record date and payment date for distributions on the Exchange LP Units are the same as those for any corresponding distributions on our Units; and (c) take all actions reasonably necessary to enable Exchange LP to pay the liquidation amount, the retraction price or the redemption price to the holders of the Exchange LP Units in the event of a liquidation, dissolution or winding up of Exchange LP, a retraction request by a holder of Exchange LP Units or a redemption of Exchange LP Units, as the case may be.

The Support Agreement also provides that, without the prior approval of Exchange LP and the holders of Exchange LP Units, we will not distribute our Units or rights to subscribe for our Units or other property or assets to all or substantially all of our holders, change any of the rights, privileges or other terms of our Units, or change the then outstanding number of our Units into a lesser or greater number, unless the same or an equivalent distribution on, or change to, the Exchange LP Units is made simultaneously. In the event of any proposed cash offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting our Units, we and Exchange LP will use reasonable best efforts to take all actions necessary or desirable to enable holders of Exchange LP Units to participate in such transaction to the same extent and on an economically equivalent basis as our holders.

Distribution Reinvestment Plans

We have a distribution reinvestment plan for holders of our Units resident in Canada and the United States. Holders of our Units who are not resident in Canada or the United States may participate in the distribution reinvestment plan provided that there are not any laws or governmental regulations that may limit or prohibit them from doing so. Pursuant to the distribution reinvestment plan, holders of our Units can elect to have distributions paid on Units held by them automatically reinvested in additional Units in accordance with the terms of the plan. Distributions to be reinvested in our Units under the distribution reinvestment plan are reduced by the amount of any applicable withholding tax. The Property Partnership has a corresponding distribution reinvestment plan in respect of distributions made to our Company and to holders of the Redemption-Exchange Units.

BPYU Shares

In accordance with the Fourth Amended and Restated Certificate of Incorporation of BPYU (the “Charter”), holders of BPYU Shares have the right to exchange all or a portion of their BPYU Shares for cash at a price equal to the value of an equivalent number of our Units, subject to adjustment in the event of certain dilutive or other capital events by our Company or BPYU. BPY may elect to satisfy BPYU’s exchange obligation by exchanging all of the BPYU Shares tendered for our Units on a one-for-one basis. This initial one-for-one conversion factor is subject to adjustment in the event of certain dilutive or other capital events by our Company or BPYU. If BPY exercises its right to deliver our Units and acquire the BPYU Shares, such BPYU Shares will automatically be converted into Class B Stock of BPYU upon such exchange. As of June 26, 2020, there were 55,297,321 BPYU Shares outstanding, all which are exchangeable on a one for one basis into BPY units.

The Rights Agreement

Pursuant to the rights agreement, dated as of April 27, 2018, by and between BAM and Wilmington Trust, National Association (the “Rights Agreement”), BAM has agreed that, in the event that, on the applicable specified exchange date with respect to any subject BPYU Shares, (i) BPYU has not satisfied its obligation under the Charter of BPYU by delivering the cash amount and (ii) BPI has not, upon its election in its sole and absolute discretion, acquired such subject BPYU Shares from the holder thereof and delivered the requisite number of our Units, BAM will satisfy, or cause to be satisfied, the obligations pursuant to the Charter of BPYU to exchange such subject BPYU Shares for the requisite number of our Units or the cash amount.

The Rights Agreement will terminate in 2038, unless otherwise terminated or extended pursuant to its terms.

The Equity Commitment

Pursuant to an agreement between BAM and our Company made as of June 29, 2020, BAM has provided the Equity Commitment to our Company in order to provide funding for our Company to complete, directly or indirectly, one or more repurchases of Units, including pursuant to the Offer, for an aggregate amount up to US$1 billion. The Equity Commitment can be drawn down by the Company until December 31, 2020. The Equity Commitment will be drawn by the Company to fund the Offer and BAM and/or one or more of its affiliates will be issued the same number of Units (or REUs) as are acquired, directly or indirectly, at a purchase price per Unit or REU, as applicable, equal to the Purchase Price. If the Equity Commitment is fully drawn at a price equal to the Purchase Price, the BAM Group will hold approximately 63% of our Company on a fully exchanged basis.

* * *

The summaries of certain of the material terms of each agreements and arrangements discussed above are qualified in their entirety by reference to the full text of each such agreement and arrangement, as applicable, copies of which are available electronically on the website of the SEC at www.sec.gov and/or on our SEDAR profile at www.sedar.com.

13.	Benefits from the Offer

Except as described or referred to herein, no Disclosable Person will receive any direct or indirect benefit from accepting or refusing to accept the Offer.

14.	Material Changes in the Affairs of our Company

Except as described or referred to herein, our Company and BAM do not have any plans or proposals for material changes in the affairs of our Company, and there have not been any material changes that have occurred, other than as have been publicly disclosed.

15.	Bona Fide Offers

No bona fide prior offer that relates to the Units or is otherwise relevant to the Offer has been received by our Company during the 24 months preceding July 2, 2020 (the date the Offer was announced).

16.	Accounting Treatment of the Offer

The accounting for our Company’s purchase of the Units in the Offer will result in a reduction in the equity attributable to the limited partners of BPY by an amount equal to the number of Units purchased pursuant to the Offer multiplied by the aggregate purchase price of the Units. The difference between the aggregate purchase price of the Units and the aggregate average book value of the Units purchased will be recorded in ownership changes. In addition, all costs related to the Offer will be charged to the equity attributable to the limited partners of BPY. In the event the Offer is terminated, all costs related to the Offer will be charged to earnings.

17.	Income Tax Consequences

Certain Material Canadian Federal Income Tax Considerations

The tax consequences to you of participating in the Offer will depend in part on your own tax circumstances. For a discussion of the material Canadian federal income tax considerations associated with our operations and the purchase, ownership and disposition of our Units, please read Item 10.E “Taxation—Certain Material Canadian Federal Income Tax Considerations” and Item 3.D “Risk Factors—Risks Relating to Taxation” in our Annual Report, which is incorporated by reference in this Circular. Although this section updates and adds information related to certain tax considerations with respect to the Units, it also should be read in conjunction with the foregoing Items in our Annual Report. The following discussion is limited as described in Item 10.E “Taxation— Certain Material Canadian Federal Income Tax Considerations” in our Annual Report and as discussed below. You are urged to consult your own tax adviser regarding the federal, provincial, territorial or foreign income tax consequences particular to your circumstances.

The following is a summary of certain material Canadian federal income tax considerations under the Tax Act generally applicable to a Unitholder, who for purposes of the Tax Act and at all relevant times, holds our Units as capital property, deals at arm’s length with and is not affiliated with our Company, the Property Partnership, our General Partner and their respective affiliates, is not exempt from tax under Part I of the Tax Act, and whose Units are properly tendered and purchased by our Company pursuant to the Offer. Generally, our Units will be considered to be capital property to a Unitholder, provided that the Unitholder does not use or hold our Units in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Unitholder: (i) that is a “financial institution” as defined in the Tax Act for purposes of the “mark-to-market” property rules, (ii) that is a “specified financial institution” as defined in the Tax Act, (iii) who makes or has made a functional currency reporting election pursuant to section 261 of the Tax Act, (iv) an interest in which would be a “tax shelter investment” as defined in the Tax Act or who acquires our Units as a “tax shelter investment” (and this summary assumes that no such persons hold our Units), (v) that has, directly or indirectly, a “significant interest” as defined in subsection 34.2(1) of the Tax Act in our Company, (vi) if any affiliate of our Company is, or becomes as part of a series of transactions that includes the acquisition of Units of our Company, a “foreign affiliate” for purposes of the Tax Act of such Unitholder or of any corporation that does not deal at arm’s length with such Unitholder for purposes of the Tax Act, or (vii) that has entered into or will enter into a “derivative forward agreement”, as defined in the Tax Act, in respect of our Units. Any such Unitholders should consult their own tax advisors with respect to tendering Units pursuant to the Offer.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and the current published administrative and assessing policies and practices of the CRA. This summary assumes that all Tax Proposals will be enacted in the form proposed but no assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, administrative or legislative decision or action, or changes in the CRA’s administrative and assessing policies and practices, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those described herein. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect Unitholders. Unitholders should consult their own tax advisors in respect of the provincial, territorial or foreign income tax consequences to them of tendering Units to our Company pursuant to the Offer.

This summary does not describe the tax consequences to (i) holders of Unit Options of exercising Unit Options in order to tender resulting Units in the Offer, (ii) holders of Restricted Units of tendering Restricted Units in the Offer, (iii) holders of Exchange LP Units of exchanging their Exchange LP Units (including by depositing Exchange LP Units on an as exchanged basis) to participate in the Offer or (iv) holders of BPYU Shares of exchanging their BPYU Shares to participate in the Offer. Such holders should consult their own tax advisors for advice with respect to the income tax consequences to them of participating in the Offer.

This summary assumes that neither our Company nor the Property Partnership is a “tax shelter” as defined in the Tax Act or a “tax shelter investment”. However, no assurance can be given in this regard.

This summary also assumes that neither our Company nor the Property Partnership will be a “SIFT partnership” at any relevant time for purposes of the rules in the Tax Act applicable to a SIFT partnership (the “SIFT Rules”) on the basis that neither our Company nor the Property Partnership will be a “Canadian resident partnership” at any relevant time. However, there can be no assurance that the SIFT Rules will not be revised or amended such that the SIFT Rules will apply. This summary does not address whether any amounts in respect of our Units could be “split income” for the purposes of the Tax Act.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Unitholder and no representations with respect to the Canadian federal income tax consequences to any particular Unitholder are made. Accordingly, Unitholders are urged to consult their own tax advisors with respect to their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of our Units must be expressed in Canadian dollars including any distributions, adjusted cost base and proceeds of disposition. For purposes of the Tax Act, amounts denominated in a currency other than the Canadian dollar generally must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard.

Residents of Canada

The following portion of the summary describes the material Canadian federal income tax consequences of tendering Units to our Company pursuant to the Offer that are generally applicable to a Unitholder who, for purposes of the Tax Act and at all relevant times, is resident or deemed to be resident in Canada (a “Resident Unitholder”).

Disposition of Our Units Pursuant to the Offer

A Resident Unitholder that sells a Unit to our Company pursuant to the Offer will be considered to have disposed of such Unit for proceeds of disposition equal to the amount paid by our Company for such Unit. The disposition of the Unit will result in the realization of a capital gain (or capital loss) by such Resident Unitholder equal to the amount by which the Resident Unitholder’s proceeds of disposition of the Unit, less any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Resident Unitholder of the Unit. See “— Taxation of Capital Gains and Capital Losses” below for a discussion of the tax treatment of capital gains (and capital losses).

Subject to the general rules on averaging of cost base, the adjusted cost base of a Unit to a Resident Unitholder is generally equal to: (i) the actual cost of the Unit (excluding any portion thereof financed with limited recourse indebtedness); plus (ii) the share of the income of our Company allocated to the Resident Unitholder for fiscal years of our Company ending before the relevant time in respect of the Unit; less (iii) the aggregate of the pro rata share of losses of our Company allocated to the Resident Unitholder (other than losses which cannot be deducted because they exceed the Resident Unitholder’s “at-risk” amount) for the fiscal years of our Company ending before the relevant time in respect of the Unit; and less (iv) the Resident Unitholder’s distributions received from our Company made before the relevant time in respect of the Unit.

Where a Resident Unitholder disposes of all of its Units pursuant to the Offer and ceases to be a Unitholder throughout the current fiscal year of our Company, it will no longer be a partner of our Company. If, however, a Resident Unitholder is entitled to receive a distribution from our Company after the disposition of all of its Units, then the Resident Unitholder will be deemed to dispose of such Units at the later of: (i) the end of the fiscal year of our Company during which the disposition occurred; and (ii) the date of the last distribution made by our Company to which the Resident Unitholder was entitled. The share of the income (or loss) of our Company for tax purposes for the particular fiscal year that is allocated to a Resident Unitholder who has so ceased to be a partner will generally be added (or deducted) in the computation of the adjusted cost base of the Resident Unitholder’s Units immediately prior to the time of the disposition of the Resident Unitholder’s Units under the Offer.

Where a Resident Unitholder disposes of less than all of its Units pursuant to the Offer and otherwise continues to be a Unitholder throughout the particular fiscal year of our Company, no portion of the share of the income (or loss) of our Company for tax purposes for the particular fiscal year which is allocated to such Resident Unitholder will be added (or deducted) in the computation of the adjusted cost base of the Resident Unitholder’s Units of our Company that are disposed of under the Offer. However, such share of the income (or loss) will generally be added (or deducted) in the computation of the adjusted cost base of the Resident Unitholder’s remaining Units immediately following the end of our Company’s fiscal year in which the disposition takes place.

See “—Allocation of Income (or Loss) of our Company” below for a discussion of the allocation of income (or loss) from our Company to Resident Unitholders, including with respect to a special allocation of income realized by our Company in connection with the Offer.

Resident Unitholders are urged to consult their own tax advisors regarding the income tax consequences to them of participating in the Offer in light of their particular circumstances.

Allocation of Income (or Loss) of Our Company

Each Resident Unitholder is required to include (or, subject to the “at-risk rules” discussed below, entitled to deduct) in computing his or her income for a particular taxation year the Resident Unitholder’s share of the income (or loss) of our Company for its fiscal year ending in, or coincidentally with, the Resident Unitholder’s taxation year end.

The income (or loss) of our Company for a fiscal year for purposes of the Tax Act is computed as if it were a separate person resident in Canada and the partners are allocated a share of that income (or loss) in accordance with our limited partnership agreement. For this purpose, our Company’s fiscal year end is December 31. In general, the income for tax purposes of our Company for a given fiscal year is allocated to each Resident Unitholder based on the proportionate amount of distributions received. If, with respect to a given fiscal year, no distribution is made by our Company to Unitholders or our Company has a loss for tax purposes, one quarter of the income, or loss, as the case may be, for tax purposes for such fiscal year is allocated to the partners (including Resident Unitholders) at the end of each calendar quarter based on the proportionate number of Units held.

In general, a Resident Unitholder’s share of any income (or loss) of our Company from a particular source will be treated as if it were income (or loss) of the Resident Unitholder from that source, and any provisions of the Tax Act applicable to that type of income (or loss) will apply to the Resident Unitholder.

If our Company incurs losses for tax purposes, each Resident Unitholder will be entitled to deduct in the computation of income for tax purposes the Resident Unitholder’s share of any net losses for tax purposes of our Company for its fiscal year to the extent that the Resident Unitholder’s investment is “at-risk” within the meaning of the Tax Act. The Tax Act contains “at-risk rules” which may, in certain circumstances, restrict the deduction of a limited partner’s share of any losses of a limited partnership. The General Partner does not anticipate that our Company or the Property Partnership will incur losses but no assurance can be given in this regard. Accordingly, Resident Unitholders should consult their own tax advisors for specific advice with respect to the potential application of the “at-risk rules”.

In connection with the Offer, the Property Partnership may purchase a number of managing general partner units of the Property Partnership (the “Managing GP Units”) by our Company. In such case, our Company will be considered to have disposed of each Managing GP Unit that is purchased by the Property Partnership for proceeds of disposition equal to the amount paid by the Property Partnership for such Managing GP Unit. The disposition of a Managing GP Unit will result in the realization of a capital gain (or capital loss) by our Company equal to the amount by which our Company’s proceeds of disposition of the Managing GP Unit, less any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to our Company of the Managing GP Unit. See “— Taxation of Capital Gains and Capital Losses” below for a discussion of the tax treatment of capital gains (and capital losses).

Where the conditions for a special allocation as discussed below are not met, any income or, subject to the “at-risk rules”, loss realized by our Company on the disposition of Managing GP Units in connection with the Offer or that arises from the allocation to our Company from the Property Partnership of any income or, subject to the “at-risk rules”, loss realized by the Property Partnership in connection with transactions that provide amounts to the Property Partnership to fund the purchase for cancellation by the Property Partnership of Managing GP Units owned by our Company will generally be allocated to Resident Unitholders as described above. However, the income of our Company for a fiscal year will be subject to a special allocation where each of the following conditions is met: (a) the Purchase Price is derived exclusively in whole or in part, directly or indirectly, from money received from the Property Partnership as consideration for the purchase for cancellation by the Property Partnership of Managing GP Units owned by our Company, (b) our Company has net income (and not a loss) for the fiscal year, and (c) such net income includes positive amounts each of which is an amount that is derived from (i) capital gains realized by our Company by reason of the purchase for cancellation by the Property Partnership of Managing GP Units owned by our Company or (ii) the allocation of income from the Property Partnership to our Company arising from transactions that provide amounts to the Property Partnership that are used exclusively in whole or in part by the Property Partnership to purchase for cancellation Managing GP Units owned by BPY in connection with the Offer. Where all of the foregoing conditions are met, the lesser of (1) the income of our Company for the fiscal year, and (2) the aggregate of the positive amounts included in the income of our Company described in (c) above, will be allocated exclusively and specially (the “Special Income Allocation Amount”) only to Limited Partners whose Units are purchased by our Company pursuant to the Offer, on the basis that each such Limited Partner shall be allocated the proportion of the Special Income Allocation Amount that the number of Units acquired by our Company from the Limited Partner is of the total number of Units acquired from all such Limited Partners. The balance (if any) of the income of our Company (being the amount remaining after subtracting the Special Income Allocation Amount from the income of our Company) will be allocated to Resident Unitholders in accordance with the general income allocation methodology described above. The proceeds of disposition of a Unit on a sale of a Unit pursuant to the Offer will not be a distribution for purposes of the way in which the income of our Company is allocated to a Unitholder.

Resident Unitholders should see Item 10.E “Taxation –Certain Material Canadian Federal Income Tax Considerations” in our Annual Report, for additional details on the computation and allocation of income (or loss) of our Company to Resident Unitholders.

Taxation of Capital Gains and Capital Losses

In general, one-half of a capital gain realized by a Resident Unitholder must be included in computing such Resident Unitholder’s income as a taxable capital gain. One-half of a capital loss is deducted as an allowable capital loss against taxable capital gains realized in the year and any remainder may be deducted against net taxable capital gains in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Tax Act.

A Resident Unitholder who is an individual (other than a trust) and has realized a capital loss on the sale of Units pursuant to the Offer could have all or a portion of that loss denied under the “superficial loss” rules set out in the Tax Act. In general, these rules apply where such Resident Unitholder or a person affiliated with such Resident Unitholder has acquired Units in the period beginning 30 days before the sale of Units pursuant to the Offer and ending 30 days after the sale of Units pursuant to the Offer, and such acquired Units are owned by such Resident Unitholder or by a person affiliated with such Resident Unitholder at the end of such period. Resident Unitholders who are individuals are urged to consult with their own tax advisors with respect to the application of the “superficial loss” rules having regard to their own circumstances.

A Resident Unitholder that is a corporation or trust and has realized a capital loss on the sale of Units pursuant to the Offer could have all or a portion of that loss suspended under the “suspended loss” rules set out in the Tax Act. In general, these rules apply where such Resident Unitholder or a person affiliated with such Resident Unitholder has acquired Units in the period beginning 30 days before the sale of Units pursuant to the Offer and ending 30 days after the sale of Units pursuant to the Offer, and such acquired Units are owned by such Resident Unitholder or by a person affiliated with such Resident Unitholder at the end of such period. Resident Unitholders that are corporations or trusts are urged to consult their own tax advisors with respect to the application of the “suspended loss” rules having regard to their own circumstances.

A Resident Unitholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” as defined in the Tax Act may be liable to pay an additional refundable tax on its “aggregate investment income”, as defined in the Tax Act, for the year, which is defined to include taxable capital gains.

Alternative Minimum Tax

Resident Unitholders that are individuals or trusts may be subject to the alternative minimum tax rules. Such Resident Unitholders should consult their own tax advisors.

Non-Residents of Canada

The following portion of the summary is generally applicable to a Unitholder who, for purposes of the Tax Act and at all relevant times, is not, and is not deemed to be, resident in Canada and who does not use or hold and is not deemed to use or hold our Units in connection with a business carried on in Canada (a “Non-Resident Unitholder”).

The following portion of the summary assumes that our Units and the Managing GP Units of the Property Partnership are not and will not at any relevant time constitute “taxable Canadian property”. “Taxable Canadian property” includes, but is not limited to, property that is used or held in a business carried on in Canada and shares of corporations that are not listed on a “designated stock exchange” if more than 50% of the fair market value of the shares is derived from certain Canadian properties in the 60-month period immediately preceding the particular time. In general, our Units will not constitute “taxable Canadian property” of any Non-Resident Unitholder at the time of disposition or deemed disposition, unless (a) at any time in the 60-month period immediately preceding the disposition or deemed disposition, more than 50% of the fair market value of our Units was derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves “taxable Canadian property”), from one or any combination of: (i) real or immovable property situated in Canada; (ii) “Canadian resource properties”; (iii) “timber resource properties”; and (iv) options in respect of, or interests in, or for civil law rights in, such property, whether or not such property exists, or (b) our Units are otherwise deemed to be “taxable Canadian property”. Since our Company’s assets consist principally of Managing GP Units of the Property Partnership, our Units would generally be “taxable Canadian property” at a particular time if the Managing GP Units of the Property Partnership held by our Company derived, directly or indirectly (excluding through a corporation, partnership or trust, the shares or interests in which were not themselves “taxable Canadian property”), more than 50% of their fair market value from properties described in (i) to (iv) above, at any time in the 60-month period preceding the particular time. Our General Partner does not expect our Units or the Managing GP Units of the Property Partnership to be “taxable Canadian property” at any relevant time. However, no assurance can be given in this regard. If either our Units or the Managing GP Units of the Property Partnership constitute “taxable Canadian property”, the tax implications of participating in the Offer to Non-Resident Unitholders may be materially and adversely different than as set out herein. See Item 3.D “Risk Factors—Risks Relating to Taxation” in our Annual Report, for a general discussion of the tax consequences to Non-Resident Unitholders of disposing of our Units if our Units constitute “taxable Canadian property” or of our Company disposing of property that constitutes “taxable Canadian property”.

Special rules, which are not discussed in this summary, may apply to a Non-Resident Unitholder that is an insurer carrying on business in Canada and elsewhere.

A Non-Resident Unitholder should not be subject to Canadian federal income tax under the Tax Act in respect of the disposition of our Units tendered pursuant to the Offer, nor in respect of the disposition of Managing GP Units of the Property Partnership by our Company in connection with the Offer. Non-Resident Unitholders are urged to consult their own tax advisors regarding the tax consequences to them of participating in the Offer in light of their particular circumstances.

Certain United States Federal Income Tax Considerations

The tax consequences to you of participating in the Offer will depend in part on your own tax circumstances. For a discussion of the material U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of our Units, please read Item 10.E “Taxation—U.S. Tax Considerations” and Item 3.D “Risk Factors—Risks Relating to Taxation” in our Annual Report, which is incorporated by reference in the Circular. Although this section updates and adds information related to certain tax considerations with respect to the Units, it also should be read in conjunction with the foregoing Items in our Annual Report. The following discussion is limited as described in Item 10.E “Taxation—U.S. Tax Considerations” in our Annual Report and as discussed below. You are urged to consult your own tax adviser regarding the federal, state, local and non-U.S. tax consequences particular to your circumstances.

The following summary discusses certain material U.S. federal income tax considerations generally applicable to Unitholders whose Units are properly tendered and purchased by our Company pursuant to the Offer. This summary is based on provisions of the U.S. Internal Revenue Code, on the regulations promulgated thereunder (the “U.S. Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the Offer Date and all of which are subject to change at any time, possibly with retroactive effect. We have not sought, nor will we seek, any ruling from the IRS or any other tax authority regarding the statements made and the conclusions reached in this summary. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is necessarily general and may not apply to all categories of Unitholders, some of whom may be subject to special rules, including, without limitation, persons that own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of our Units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, insurance companies, persons that hold our Units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose Units are loaned to a short seller to cover a short sale of Units, persons whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold our Units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom our Units are not a capital asset, persons that received their Units through the exercise of employee options or otherwise as compensation, persons who are liable for the alternative minimum tax, certain U.S. expatriates or former long-term residents of the United States, and persons who elect to use the Depositary’s currency exchange services to convert payment of the Purchase Price of the tendered Units into Canadian dollars. This summary does not address any tax consequences to holders of Exchange LP Units or holders of preferred units of our Company. This summary does not address any tax consequences to persons who are treated for U.S. federal income tax purposes as having contributed property to our Company in exchange for Units, and such persons should consult their own tax advisers regarding the U.S. federal income tax considerations relating to the Offer, including, without limitation, under Section 707(a) of the U.S. Internal Revenue Code. Without limiting the generality of the foregoing, this summary does not address any tax consequences to holders of BPYU Shares who participate in the Offer by exchanging some or all of their BPYU Shares in accordance with the terms of such BPYU Shares and subsequently tendering any Units received in the Offer, nor does this summary address any tax consequences to holders of Unit Options or Restricted Units. This summary also does not address the state, local or non-U.S. tax consequences of participating in the Offer. This summary assumes that our Company is and will remain a partnership for U.S. federal income tax purposes for the taxable year that includes each purchase of Units pursuant to the Offer. The actual tax consequences of the ownership and disposition of our Units will vary according to your individual circumstances.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of one or more of our Units that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. A “Non-U.S.

Holder” is a beneficial owner of one or more of our Units, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes. If a partnership holds our Units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold our Units should consult their own tax advisers.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax adviser concerning the U.S. federal, state, local, and non-U.S. tax consequences to you of participating or not participating in the Offer in light of your particular circumstances.

General

Our Company intends to pay for Units purchased in the Offer by drawing on the Equity Commitment from BAM. Based on the manner in which our Company will draw on such commitment by BAM, our Company intends to treat the purchase and cancellation of Units properly tendered in the Offer as, in part, a disguised sale of a partnership interest in our Company by a tendering Unitholder under Section 707(a) of the U.S. Internal Revenue Code and, in part, a distribution on the remaining Units, if any, held by such Unitholder and not taken up and purchased pursuant to the Offer. Notwithstanding the foregoing, the application of Section 707(a) of the U.S. Internal Revenue Code and related rules to the purchase of Units properly tendered in the Offer is complex and subject to significant uncertainty. There is no authority directly on point regarding the application of Section 707(a) of the U.S. Internal Revenue Code and related rules to the manner in which our Company will draw upon the Equity Commitment and purchase Units from tendering Unitholders. Accordingly, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the positions described herein. Unitholders should consult their own tax advisers regarding the consequences of participating in the Offer under Section 707(a) of the U.S. Internal Revenue Code and related rules.

The remainder of this summary assumes the correctness of our Company’s position that the purchase and cancellation of Units properly tendered in the Offer is, in part, a disguised sale of a partnership interest in our Company by a tendering Unitholder and, in part, a distribution on the remaining Units, if any, held by such Unitholder and not taken up and purchased pursuant to the Offer.

Consequences to U.S. Holders

Subject to the discussion below under “—Other Special Rules”, the following discussion describes the U.S. federal income tax consequences generally applicable to U.S. Holders who tender their Units pursuant to the Offer.

Part Treatment as a Disguised Sale. Under Section 707(a) of the U.S. Internal Revenue Code, a portion of the cash received by a tendering U.S. Holder will be treated as received pursuant to a disguised sale of a portion of such U.S. Holder’s partnership interest in our Company. Pursuant to such disguised sale, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized on the payment for the portion of such holder’s tendered Units deemed sold and the holder’s adjusted tax basis in such Units (see “—Adjusted Tax Basis” below). The amount realized will be measured by the portion of the cash treated as received pursuant to such disguised sale, plus the amount of the reduction in such holder’s share of our Company’s liabilities, if any, attributable to the tendered Units deemed sold. For the consequences to a tendering U.S. Holder in the event that all of such holder’s Units are taken up and purchased by our Company in the Offer, see the discussion below under “—Complete Liquidation of a Unitholder’s Interest in our Company”.

Gain or loss recognized by a U.S. Holder upon the disguised sale of Units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if the Units were held for more than one year as of the date of the sale. Long-term capital gains recognized by individuals and certain other non-corporate taxpayers generally are subject to U.S. federal income tax at reduced tax rates. Short-term capital gains recognized by non-corporate taxpayers, and all capital gains recognized by corporate taxpayers, generally are taxed at ordinary income rates. Capital losses are subject to a number of limitations under the U.S. Internal Revenue Code. Each U.S. Holder who acquired our Units at different times and intends to tender in the Offer all or a portion of our Units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain “split holding period” rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Part Treatment as a Distribution. The portion of the cash received in the Offer that is not treated as received pursuant to a disguised sale of Units (as described above under “—Part Treatment as a Disguised Sale”) will be treated as a distribution on the remaining Units, if any, held by a tendering U.S. Holder and not taken up and purchased by our Company pursuant to the Offer. If our Company purchases less than all of a U.S. Holder’s Units pursuant to the Offer, then the amount of such distribution will reduce, but not below zero, such holder’s adjusted tax basis in its remaining Units (see “— Adjusted Tax Basis” below). If the amount of such distribution to a U.S. Holder exceeds such holder’s adjusted tax basis in its Units, the excess generally will be taxable to the U.S. Holder as though it were a gain from a sale or exchange of the U.S. Holder’s Units. Such gain generally will be treated as capital gain and will be long-term capital gain if the U.S. Holder’s holding period for our Units exceeds one year. No loss will be recognized by a U.S. Holder that tenders less than all of its Units pursuant to the Offer. In general, any reduction in a U.S. Holder’s allocable share of our Company’s liabilities (as determined for U.S. federal income tax purposes), if any, as a result of the U.S. Holder’s sale of Units in the Offer would be treated as a cash payment to the U.S. Holder, which could increase the U.S. Holder’s gain under the foregoing rules, whether such gain is recognized by reason of part treatment as a disguised sale or part treatment as a distribution.

Complete Liquidation of a Unitholder’s Interest in Our Company. Notwithstanding the discussion above under “—Part Treatment as a Disguised Sale” and “—Part Treatment as a Distribution”, a U.S. Holder who, pursuant to the Offer, sells all of its Units will recognize gain or loss equal to the difference between the amount realized on the payment for such Units and the U.S. Holder’s adjusted tax basis in its Units immediately prior to such sale (see “—Adjusted Tax Basis” below). The amount realized will include the U.S. Holder’s allocable share of our Company’s liabilities (as determined for U.S. federal income tax purposes), if any, as well as the cash paid to the U.S. Holder pursuant to the Offer. Gain or loss recognized upon the sale or exchange of our Units generally will subject to the rules described above under (“—Part Treatment as a Disguised Sale”).

The application of the foregoing rules to U.S. Holders participating in the Offer is complex and subject to uncertainty. Tendering U.S. Holders should consult their own tax advisers regarding the application of the foregoing rules to them in light of their particular circumstances.

Adjusted Tax Basis. In general, a U.S. Holder’s adjusted tax basis in its Units for purposes of determining gain or loss pursuant to the Offer will be equal to the sum of (i) the amount of cash paid by the U.S. Holder for its Units and (ii) such U.S. Holder’s share of our Company’s liabilities (as determined for U.S. federal income tax purposes), if any. That basis will be increased by the U.S. Holder’s share of our Company’s income and by increases in the U.S. Holder’s share of our Company’s liabilities. That basis will be decreased, but not below zero, by distributions from our Company to the U.S. Holder, by the U.S. Holder’s share of our Company’s losses, and by any decrease in the U.S. Holder’s share of our Company’s liabilities. For purposes of the foregoing rules, and the rules above applicable to the sale of Units pursuant to the Offer, our Company’s liabilities generally will include our Company’s share of any liabilities of the Property Partnership, if any. Each U.S. Holder is urged to consult its tax adviser regarding the calculation of its basis for purposes of determining gain or loss upon the receipt of any cash payment pursuant to the Offer (or any deemed cash payment in respect of liabilities) in light of such U.S. Holder’s particular circumstances.

Other Special Rules. Special U.S. federal income tax rules could affect the consequences to a U.S. Holder of participating in the Offer. For example, certain gain attributable to “unrealized receivables” or “inventory items”, if any, or to our Company’s indirect investment in a “controlled foreign corporation” (“CFC”) could be characterized as ordinary income rather than capital gain. For example, if our Company were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables”. In addition, assuming a U.S. Holder has not elected to treat its share of our Company’s investment in any “passive foreign investment company” (“PFIC”) as a “qualified electing fund”, gain attributable to such investment in a PFIC may be treated as ordinary income earned ratably over the shorter of the period during which the U.S. Holder held its Units or the period during which we held our interests in such PFIC and subject to an additional tax equivalent to an interest charge on the deferral of income inclusions from the PFIC. Other special rules may apply, as discussed in Item 10.E “Taxation—U.S. Tax Considerations—Consequences to U.S. Holders—Passive Foreign Investment Companies” and “Taxation—U.S. Tax Considerations—Consequences to U.S. Holders—Controlled Foreign Corporations” in our Annual Report. U.S. Holders are urged to consult their own tax advisers regarding these and any other special rules that could affect the consequences of participating in the Offer.

Medicare Tax. U.S. Holders that are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders’ “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders’ “net investment income” (or “undistributed net investment income” in the case of estates and trusts). Net investment income may include all or a portion of any gain realized from a sale of our Units pursuant to the Offer. U.S. Holders should consult their own tax advisers regarding the applicability and calculation of the 3.8% Medicare tax to any gain recognized by them pursuant to the Offer.

Consequences to Non-U.S. Holders

Subject to the discussion below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized pursuant to the sale of its Units in the Offer, unless such gain is effectively connected with the conduct of a U.S. trade or business of such Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment). Based on our organizational structure, as well as our Company’s expected income and assets, our General Partner currently believes that our Company is unlikely to earn income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a “United States real property interest”, as defined in the U.S. Internal Revenue Code. Accordingly, any gain realized by a Non-U.S. Holder pursuant to its sale of Units in the Offer generally is not expected to be subject to U.S. federal income or withholding tax.

If, contrary to expectation, our Company were engaged in a U.S. trade or business, then any gain realized from the sale of our Units by a Non-U.S. Holder generally would be treated as effectively connected with such trade or business to the extent that such Non-U.S. Holder would have had effectively connected gain had our Company sold all of its assets at their fair market value as of the date of such sale. In determining the amount of gain realized, the rules governing the treatment of U.S. Holders (as described above under “—Consequences to U.S. Holders”) would also apply. The amount of gain treated as effectively connected with a U.S. trade or business generally would be taxable at the regular graduated U.S. federal income tax rates, and the amount realized from such sale generally would be subject to a 10% U.S. federal withholding tax. The 10% U.S. federal withholding tax temporarily is suspended with respect to the disposition of an interest in a publicly traded partnership until proposed U.S. Treasury Regulations or other guidance has been made final. A corporate Non-U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable. The application of the foregoing rules to tendering Non-U.S. Holders, in the event our Company is treated as engaged in a U.S. trade or business, is complex and subject to uncertainty. Tendering Non-U.S. Holders should consult their own tax advisers regarding the application of the foregoing rules to them in light of their particular circumstances.

If you are subject to withholding on your allocable share of any income recognized by our Company (including income for the taxable year of the Offer) and the required amount has not been previously withheld from other distributions to you, our Company may withhold such amount from the amount otherwise payable to you pursuant to the Offer.

Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in our Company in connection with its U.S. business, (c) a PFIC, (d) a CFC, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax.

Non-U.S. Holders are urged to consult their own tax advisers regarding the application of the foregoing rules and any other U.S. federal income tax consequences of participating in the Offer in light of their particular circumstances.

Backup Withholding

Under the backup withholding rules, a tendering U.S. Holder may be subject to backup withholding tax with respect to the gross proceeds payable pursuant to the Offer unless: (i) such U.S. Holder is an exempt recipient and demonstrates this fact when required; or (ii) provides the Depositary with a taxpayer identification number, certifies as to no loss of exemption from backup withholding tax, and otherwise complies with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt from backup withholding tax should certify such status on a properly completed IRS Form W-9, which is included as part of the Letter of Transmittal. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8 (which may be obtained on the IRS website (www.irs.gov)). Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS, provided you supply the required information to the IRS in a timely manner. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. Information reporting to the IRS may also apply to proceeds from the Offer. Unitholders should consult their own tax advisers regarding information reporting and exemption from U.S. federal backup withholding tax.

Unitholders are urged to consult their tax advisers to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, non-U.S. and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

18.	Legal Matters and Regulatory Approvals

BPY is not aware of any license or regulatory permit that is material to our Company’s business that might be adversely affected by our Company’s acquisition of Units pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Units by our Company pursuant to the Offer and that has not been obtained on or before the Offer Date. Should any such approval or other action be required, our Company currently contemplates that such approval will be sought or other action will be taken. BPY cannot predict whether it may determine that it must delay the acceptance for payment of Units tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our Company’s business.

We are relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable to the Offer.

Our Company’s obligations under the Offer to take up and pay for Units are subject to certain other conditions. See “Offer to Purchase – Conditions of the Offer”.

19.	Source of Funds

We will pay for Units purchased in the Offer by drawing on the Equity Commitment from BAM, which was provided by BAM to provide funding for the Company to complete, directly or indirectly, one or more repurchases of Units, including pursuant to the Offer. In accordance with the Equity Commitment, following a draw down notice from our General Partner to BAM and satisfaction of customary closing conditions, BAM and/or one or more of its affiliates will be issued the same number of Units and/or REUs as are acquired, directly or indirectly, at a purchase price per Unit or REU, as applicable, equal to the Purchase Price. We do not currently have any alternative financing arrangements or plans that would fund the purchase of Units in the Offer in the event that funding under the Equity Commitment is not available to our Company. The total number of Units and/or REUs to be issued to BAM and/or one or more of its affiliates will be determined at the Expiration Time. If the Equity Commitment is fully drawn at a price equal to the Purchase Price, the BAM Group will hold approximately 63% of our Company on a fully exchanged basis. The Equity Commitment will be funded by BAM as to 50% from cash on hand and the remainder from managed accounts on behalf of certain of BAM’s institutional clients.

20.	Depositary

BPY has retained AST Trust Company (Canada) to act as a depositary for, among other things, (i) the receipt of certificates representing Units (or certificates representing Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) and related Letters of Transmittal tendered under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth under “Offer to Purchase – Procedure for Tendering Units”, (iii) the receipt from our Company of cash to be paid in consideration of the Units acquired by our Company under the Offer, as agent for the tendering Unitholders, and (iv) the transmittal of such cash to the tendering Unitholders, as agent for the tendering Unitholders. The Depositary may contact Unitholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Unitholders to forward materials relating to the Offer to beneficial owners.

21.	Fees and Expenses

Certain officers and employees of our Company may render services in connection with the Offer but will not receive any additional compensation for such services and our Service Providers.

BPY has retained AST Trust Company (Canada) to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian and United States securities laws.

The Special Committee retained Greenhill to act as a financial advisor, including to provide the Liquidity Opinion to the Board. Greenhill will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian and United States securities laws.

BPY is expected to incur expenses of approximately US$1,350,000 in connection with the Offer, which includes filing fees, legal, accounting, depositary, the fees for the Liquidity Opinion, printing and mailing fees. BPY will not pay any fees to any broker or dealer or any other person for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by our Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

22.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of our Company with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Unitholders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL AND CERTIFICATE

July 6, 2020

The Board of Directors of Brookfield Property Partners L.P. has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated July 6, 2020 and the sending, communication or delivery thereof to the holders of its limited partnership units. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) “Brian W. Kingston”	(Signed) “Bryan K. Davis”
Chief Executive Officer of one of BPY’s Service Providers, Brookfield Property Group LLC	Chief Financial Officer of one of BPY’s Service Providers, Brookfield Property Group LLC

On behalf of the Board of Directors

(Signed) “Louis J. Maroun”	(Signed) “Lars Rodert”
Director	Director

C-1

CONSENT OF DELOITTE LLP

We, Deloitte LLP, consent to being named and to the use, through incorporation by reference in the Issuer Bid Circular dated July 6, 2020 of Brookfield Property Partners L.P. (the “Partnership”) in connection with its offer to the holders of the Units and the Exchange LP Units of our report dated February 28, 2020 to the Board of Directors and Unitholders of the Partnership on the following financial statements of the Partnership:

•	Consolidated balance sheets as of December 31, 2019 and 2018; and

•

Consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and the supplemental schedule of investment property information.

(signed) “Deloitte LLP”

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

July 6, 2020

C-2

CONSENT OF GREENHILL & CO. CANADA LTD.

We, Greenhill & Co. Canada Ltd., consent to being named and to the use, through incorporation by reference in the Issuer Bid Circular dated July 6, 2020 of Brookfield Property Partners L.P. (the “Partnership”) in connection with its offer to the holders of the Units and the Exchange LP Units of our liquidity opinion dated July 2, 2020. Our liquidity opinion was given on July 2, 2020 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the directors of the Partnership will be entitled to rely upon our opinion.

(signed) “Greenhill & Co. Canada Ltd.”

July 6, 2020

C-3

The Letter of Transmittal, certificates for Units (or certificates for Exchange LP Units in the case of Exchange LP Units deposited on an as-exchanged basis) and any other required documents must be sent or delivered by each tendering Unitholder or the tendering Unitholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses specified below.

Offices of the Depositary, AST Trust Company (Canada), as depositary, for the Offer:

By Mail AST Trust Company (Canada) P.O. Box 1036 Adelaide Street Postal Station Toronto, Ontario M5C 2K4 Attention: Corporate Actions	By Registered Mail, Hand or Courier AST Trust Company (Canada) 1 Toronto Street Suite 1200 Toronto, Ontario M5C 2V6 Attention: Corporate Actions

For Information:

Depositary:

Telephone: 416-682-3860

Toll Free (North America): 1-800-387-0825

The Company:

Telephone: 1-855-212-8243

bpy.enquiries@brookfield.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Unitholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

SCHEDULE A

LIQUIDITY OPINION OF GREENHILL

A-1

Greenhill & Co. Canada Ltd.

79 Wellington Street West, Suite 3403

Toronto, ON M5K 1K7

(416) 601-2560

July 2, 2020

The Board of Directors of

Brookfield Property Partners Limited, as general partner of

Brookfield Property Partners L.P.

73 Front Street, 5th Floor

Hamilton, Bermuda

HM 12

Members of the Board of Directors:

Greenhill & Co. Canada Ltd. (“Greenhill”, “we”, “us” or “our”) understands that Brookfield Property Partners L.P. (“BPY” or the “Company”) is considering a transaction whereby the Company would make an offer by way of a substantial issuer bid (the “Substantial Issuer Bid”) to acquire up to 74,166,670 limited partnership units of the Company (the “Units”) from public unitholders (“Unitholders”) for a price of $12.00 per Unit, representing a total value of approximately $890 million. Greenhill also understands that the terms and conditions of the Substantial Issuer Bid will be set forth in an offer to purchase and issuer bid circular to be dated July 2, 2020 (the “Offer to Purchase”), and the related letters of transmittal and notice of guaranteed delivery (all such documents collectively constitute the “Offer”), which will be mailed to the holders of the Units in connection with the Substantial Issuer Bid. The terms used herein that are used or defined in the Offer to Purchase and not otherwise defined herein will have the same meaning as used in the Offer to Purchase.

Brookfield Asset Management Inc. and its affiliates other than BPY (together “BAM”), beneficially owns approximately 55% of the issued and outstanding Units on a fully exchanged basis, including Redeemable/Exchangeable Partnership Units of the Company’s subsidiary, Brookfield Property LP. We understand that the Company intends to finance the Substantial Issuer Bid by drawing on an equity commitment (the “Equity Commitment”) received from BAM, which provides funding, directly or indirectly, for the Company to complete one or more repurchases of Units, including pursuant to the Substantial Issuer Bid. In accordance with the Equity Commitment, the Company will facilitate one or more subscriptions (each a “Subscription”) for a combination of Units and/or Redeemable / Exchangeable Partnership Units by a consortium (the “Consortium”) to be formed by BAM and one or more partner (collectively with BAM, the “Partners”), it being understood that the Partners will invest through one or more limited partnerships which will hold the Consortium’s investment in the Company. It is further understood that BAM will manage the Consortium in its capacity as general partner. The price paid by the Consortium pursuant to each Subscription will be equivalent to the price paid under the Offer to Purchase or other acquisitions for which the Subscription was funded. Consequently, BAM’s ownership in, and control of the Company is expected to increase following the completion of the Substantial Issuer Bid and Subscription.

Greenhill was retained by the Special Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) to act as its financial advisor in connection with the Substantial Issuer Bid and the Subscription and to, among other things, prepare and deliver Greenhill’s opinion (the “Opinion”) as to whether, as of the date hereof, (i) a liquid market for the Units exists, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Units who do not tender to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid. The Committee has, on a voluntary basis, requested that the Opinion be delivered directly to the Board notwithstanding that such opinion is not required pursuant to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”).

All dollar amounts herein are expressed in U.S. dollars, unless stated otherwise.

ENGAGEMENT OF GREENHILL

Greenhill was formally engaged by the Committee pursuant to an engagement letter agreement dated June 2, 2020 (the “Engagement Agreement”). The Engagement Agreement provides for a payment to Greenhill of a fixed fee upon the delivery of the requested Opinion (the “Opinion Fee”). The Opinion Fee payable to us under the Engagement Agreement is not contingent upon the conclusions reached by us in the Opinion, or the outcome of the Substantial Issuer Bid. The Company has agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us in respect of certain liabilities that might arise out of our engagement.

Subject to the terms of the Engagement Agreement, Greenhill consents to the inclusion of the Opinion in its entirety and a summary thereof, in a form acceptable to Greenhill, in the Offer to be mailed to holders of Units and to the filing itself, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province and territory of Canada and in the United States.

CREDENTIALS OF GREENHILL

Greenhill and its affiliated entities are a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto.

The Opinion expressed herein represents the opinion of Greenhill and the form and content of the Opinion have been reviewed and approved by a committee of senior investment banking professionals of Greenhill, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

INDEPENDENCE OF GREENHILL

Greenhill is independent of the Company, BAM, and their respective affiliated entities within the meaning of MI 61-101. Greenhill further confirms that (i) it and its affiliated entities are not an issuer insider, associated entity nor an affiliated entity of any interested party (as each such term is used in MI 61-101) in respect of the Substantial Issuer Bid; (ii) it and its affiliated entities are not acting as an advisor to any interested party in respect of the Substantial Issuer Bid (other than Greenhill in its capacity as financial advisor to the Committee pursuant to the Engagement Agreement); (iii) its compensation under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Opinion or the outcome of the Substantial Issuer Bid; (iv) it and its affiliated entities will not act as manager or co-manager of any soliciting dealer group formed by any interested party in connection with the Substantial Issuer Bid nor will it act as a member of any such group; (v) it is not the external auditor of the Company, BAM, their respective affiliated entities or an interested party; and (vi) it and its affiliated entities do not have any material financial interest in the completion of the Substantial Issuer Bid.

During the two years preceding the date Greenhill was first contacted for the purpose of the Opinion, we have not been engaged by, performed any services for or received any compensation from the Company, BAM or their respective affiliates (other than any amounts that were paid or are payable to us under the Engagement Agreement). The fees payable to Greenhill pursuant to the Engagement Agreement are not, in the aggregate, financially material to Greenhill and its affiliated entities. There are no understandings or agreements between

Greenhill and its affiliated entities, the Company and its associated or affiliated entities or BAM and its associated or affiliated entities with respect to future financial advisory or investment banking business. Greenhill and its affiliated entities may in the future, in the ordinary course of business, perform financial advisory services for such entities.

SCOPE OF REVIEW

In connection with rendering the Opinion, Greenhill has reviewed and relied upon (without attempting to verify independently the completeness or accuracy of), or carried out, among other things, the following:

1.	the most recent draft of the Offer documents dated June 27, 2020;

2.

the trading activity, volumes, and price history of the Units on the Toronto Stock Exchange (the “TSX”), the Nasdaq Stock Market (the “NASDAQ”), and other alternative trading venues as we determined necessary in order to provide the Opinion;

3.

the trading activity and volumes of the Units on the TSX and NASDAQ both prior to and following material transactions undertaken by the Company, including the Company’s acquisition of GGP Inc. (completed on August 28, 2018);

4.	the historical difference (the “spread”) between bid and ask prices in trading activity of the Units traded on the TSX and NASDAQ;

5.	the ownership of the Units, to the extent publicly disclosed or provided to us by the Company, including the top Unitholders and the historical evolution in the ownership base;

6.	the stock market indices in Canada and the United States the Company is a constituent of, including the criteria and selection methodology for each;

7.

the Company’s total number of Units issued and outstanding, on a basic and fully exchanged basis including certain other issued and outstanding securities of the Company and its affiliates and subsidiaries including units of Brookfield Property L.P., limited partnership units of Brookfield Office Properties Exchange LP and Class A shares of Brookfield Property REIT Inc.;

8.

the number of Units proposed to be purchased under the Substantial Issuer Bid relative to the (i) total number of Units issued and outstanding less (ii) the number of Units owned by related parties of BAM or the Company and Units or blocks thereof, that are known to us, that could be considered as not being freely tradable (i.e. the “public float”);

9.	the current and historical size and market value of the Company’s public float;

10.

discussions with senior management of the Company with respect to the Substantial Issuer Bid, the Subscription and other issues considered relevant, including the past and present operations, strategy and financial performance and prospects of the Company, the Company’s asset mix, the Company’s capital allocation plans, and the Company’s top Unitholders;

11.	discussions with the Committee and Goodmans LLP, the Committee’s external legal counsel, with respect to the Substantial Issuer Bid and related matters;

12.

the Company’s proposed financing plans for the Substantial Issuer Bid, including a review of the most recent drafts of the investor presentation and term sheet prepared by BAM for the purpose of soliciting interest from potential Partners in the Subscription and the formation of the Consortium;

13.

the execution and outcome of the Company’s substantial issuer bid announced on February 11, 2019, including the price paid to repurchase Units, the number of Units repurchased, and the impact on the Company’s public float;

14.	the Company’s normal course issuer bid program, including the historical range of prices paid to repurchase Units and the number of Units repurchased;

15.	certain public information with respect to the Company, including quarterly and annual financial reports, supplemental information and management information circulars;

16.	other public information with respect to the Company and the Units;

17.	the definition of “liquid market” as outlined in MI 61-101 and certain other parameters in MI 61-101;

18.	the trading activity and volumes of shares of other selected public companies listed and traded on the TSX, NASDAQ and New York Stock Exchange (“NYSE”), as we deemed relevant;

19.	the historical difference (the “spread”) between bid and ask prices in trading activity of the shares of other selected public companies traded on the TSX, NASDAQ and NYSE, as we deemed relevant;

20.	the size and market value of the public float of other selected public companies, as we deemed relevant;

21.	certain precedent issuer bids in Canada and the United States that we considered relevant;

22.	various research publications prepared by equity research analysts regarding BPY and other selected public companies, as we deemed relevant; and

23.	such other information, including corporate, industry, and financial market information, investigations and analyses as Greenhill considered necessary or appropriate in the circumstances.

We have conducted such additional analyses and investigations as we considered to be appropriate in the circumstances for the purpose of arriving at the Opinion contained herein as at the date hereof.

ASSUMPTIONS AND LIMITATIONS

With the Committee’s acknowledgement and agreement as provided for in the Engagement Agreement, we have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation. Subject to the exercise of professional judgment and except as expressly described herein, we have not been requested to, and have not attempted to or assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information.

In preparing the Opinion, we have assumed that the final Offer will not differ in any material respect from the draft that we reviewed, and that the Substantial Issuer Bid will be consummated in accordance with the terms and conditions of the Offer to Purchase without waiver of, or amendment to, any term or condition. We have also assumed that there will be no significant change in the holdings of the Units other than as a result of the Substantial Issuer Bid and the Subscription.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to Greenhill in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, Greenhill made numerous judgments and assumptions, including with respect to industry performance, general business, market, economic, and financial conditions and other matters, many of which are beyond our control or that of any party involved in the Substantial Issuer Bid.

The Opinion is provided to the Board for its exclusive use only in determining the availability of an exemption from the formal valuation requirements of MI 61-101 (pursuant to Section 3.4(b)(i) and (ii) thereof) in connection with the Substantial Issuer Bid and may not be used or relied upon by any other person or for any other purpose without our prior written consent. The Opinion does not constitute a recommendation as to whether any holders of the Units should tender their Units to the Substantial Issuer Bid or that the Board should recommend that the Company make an offer by way of a Substantial Issuer Bid. Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Offer, the Opinion should not be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates, and the Opinion should not be construed as such. The Opinion is not, and should not be construed as, advice as to the value of any securities of the Company or the price at which the securities of the Company may trade at any time. Greenhill was not engaged to review any legal, tax or regulatory aspects of the Offer to Purchase and the Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by the Company and its advisors with respect to such matters.

Greenhill believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

The Opinion is rendered as of the date hereof and Greenhill disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Greenhill after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, or we learn of any material change in any fact or matter affecting the Opinion, Greenhill reserves the right to change or withdraw the Opinion.

For purposes of this Opinion, the phrase “liquid market” has the meaning ascribed thereto in MI 61-101.

CONCLUSION

Based on and subject to the foregoing, including the limitations, qualifications and assumptions set forth herein, Greenhill is of the opinion that, as of the date hereof, (i) a liquid market exists for the Units, and (ii) it is reasonable to conclude that, following the completion of the Substantial Issuer Bid, there will be a market for holders of the Units who do not tender their Units to the Substantial Issuer Bid that is not materially less liquid than the market that existed at the time of the making of the Substantial Issuer Bid.

Yours very truly,

(signed) “Greenhill & Co. Canada Ltd.”

GREENHILL & CO. CANADA LTD.

SCHEDULE B

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Caroline Atkinson United States Director	Ms. Atkinson is a Senior Adviser to Rock Creek investment firm in Washington D.C. and a trustee of the International Institute of Strategic Studies in London. Ms. Atkinson is an Oxford-trained economist with more than two decades of experience working as a senior policymaker in international economics and finance and as an executive in technology. She has held senior positions at Google Inc. (“Google”) the U.S. government, The International Monetary Fund and The Bank of England. Most recently, Ms. Atkinson was the Head of Global Policy for Google. Prior to joining Google, Ms. Atkinson worked for President Barack Obama as the Deputy National Security Adviser for International Economics at the White House. She was the President’s personal representative to major international economic summits, including the G-7/8 and the G-20. She was also the Advisor to Treasury Secretaries, Robert Rubin and Lawrence Summers. She has advised leading U.S. companies on global business and economic issues. Ms. Atkinson is a Member of the Board Executive Committee for the Peterson Institute for International Economics, and a Member of Council on Foreign Relations and the Economic Club of New York.

Jeffrey M. Blidner Canada Director	Mr. Blidner has served as a director of BAM since May 2013. Mr. Blidner is Vice Chair of BAM and former Chief Executive Officer of Brookfield’s Private Funds. Mr. Blidner is also Chair of Brookfield Business Partners and Brookfield Renewable Partners and a director of BPY and Brookfield Infrastructure Partners. Before joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm.

Soon Young Chang United Arab Emirates Director	Dr. Chang is a member of the board of directors of Dubai World. Dr. Chang serves as Senior Advisor to the Investment Corporation of Dubai, providing strategic counsel and lending his global perspective to the investment arm of the Dubai Government. Dr. Chang is the founder and chairman of Midas International Asset Management Company, an international asset management fund which manages over $5 billion. He is also a founding partner of Sentinel Advisor, a New York-based arbitrage fund. Dr. Chang has served as an advisor to a variety of financial institutions, including Korea National Pension Corporation, Hyundai International Merchant Bank and Templeton-Ssangyong Investment Trust Company. Dr. Chang received his Master’s and Doctoral degrees from the George Washington University in the United States and has authored many books and articles on the subject of financial engineering.

Richard B. Clark United States Chairman of the Board, Director	Mr. Clark is Chairman of Brookfield Property Group and Chairman of the board of directors of our Company and BPYU. He has over 30 years of real estate experience. Mr. Clark has been employed by Brookfield and its predecessors since 1984 in various senior roles including President and Chief Executive Officer of Brookfield Property Group and BPY. Mr. Clark holds a Bachelor of Science in Business from the Indiana University of Pennsylvania.

Omar Carneiro da Cunha Brazil Director	Mr. Cunha is a Senior Partner with Dealmaker Ltd., a consultancy and M&A advisory firm, with a focus in telecommunications, information technology, oil & gas and retail, and has also been a Senior Partner of BOND Consultoria Empresarial e Participacoes since 1994. He was the Chairman of “Bob’s”, a Brazilian fast food company, from 1995 to 2008, a director of the Energisa Group since 1996, and a

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
director of Grupo Libra from 2010 to 2019. In 2005, Mr. Cunha was the Deputy Chairman and Chief
Executive Officer of VARIG Brazilian Airline. From 1995 to 1998, Mr. Cunha was the President of
AT&T Brasil and a member of the Management Committee of AT&T International. Prior to that,
Mr. Cunha worked for 27 years in Brazil and abroad for the Royal Dutch/Shell Group, and was President of Shell Brasil, Billiton Metals and Shell Quimica from 1991 to 1994. Mr. Cunha is currently a member of the board of the American Chamber of Commerce for Brazil.

Scott Cutler United States Director	Mr. Cutler is the Chief Executive Officer of StockX, a private consumer e-commerce marketplace. He previously was Senior Vice President, Americas at eBay from 2017 to 2019, where he oversaw the Americas business unit, including the United States, Latin America, and Canada. Mr. Cutler joined eBay as President of eBay’s StubHub business in April 2015 after nine years as an Executive Vice President at the New York Stock Exchange (the “NYSE”). During his tenure at NYSE, Mr. Cutler transformed it into the number one global exchange and was responsible for over $1 trillion in capital raised and helped take some of the world’s most iconic brands of the last decade public. Mr. Cutler holds a B.S. degree in Economics from Brigham Young University (“BYU”) and a J.D. from the University of California, Hasting College of Law. He also serves on the board of Vibrant Emotional Health and is a trustee on the National Advisory Committee for his alma mater BYU.

Stephen DeNardo Director United States	Mr. DeNardo is currently managing director and president and Chief Executive Officer of RiverOak Investment Corp., LLC and has held this position since 1999. From 1997 to 1999 he was Partner and Senior Vice President of ING Realty Partners, where he managed a $1 billion portfolio. Prior to his employment with ING Realty Partners, he was President of ARES Realty Capital from 1991 to 1997, where he managed a $5 billion portfolio of diversified debt and equity assets. Before joining ARES Realty Capital, he was a Partner at First Winthrop Corporation. Mr. DeNardo has held a license as a Certified Public Accountant since 1978 and is a Chartered Global Management Accountant. He also has a B.S. in Accounting from Fairleigh Dickinson University.

Louis Joseph Maroun Canada Director	Mr. Maroun is the Founder and Chairman of Sigma Real Estate Advisors and Sigma Capital Corporation, which specializes in international real estate advisory services. Prior to this role, Mr. Maroun was the Executive Chairman of ING Real Estate Canada, and held executive positions in a number of real estate companies where he was responsible for overseeing operations, real estate transactions, asset and property management, as well as many other related functions. Mr. Maroun also is on the board of directors of Brookfield Renewable Energy Partners L.P., and Summit Industrial Income REIT. Mr. Maroun graduated from the University of New Brunswick in 1972 with a Bachelor’s degree, followed by a series of post graduate studies and in January of 2007, after a long and successful career in investment real estate, Mr. Maroun was elected to the position of Fellow of the Royal Institute of Chartered Surveyors.

Doug McGregor Canada Director	Mr. McGregor was the Group Head, RBC Capital Markets and RBC Investor & Treasury Services, Chairman and CEO of RBC Capital Markets, and was a member of RBC’s Group Executive. As Chairman and CEO of RBC Capital Markets, Doug had global oversight of the firm’s Corporate & Investment Banking and Global Markets activities conducted by its approximately 7,500 employees worldwide. He also directly led the investment bank’s real estate lending businesses. As Group

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Head of RBC Investor & Treasury Services, Doug was responsible for this business’ custody, treasury and financing services for institutional clients globally. Doug holds an Honours BA (Business) and an
MBA from the University of Western Ontario. Doug serves on the University Health Network’s Board of Trustees in Toronto and is a former Chairman of the Board of Directors of the Investment Industry
Regulatory Organization of Canada.

Lars Rodert Canada and Sweden Director	Mr. Rodert is the founder and Chief Executive Officer of ÖstVäst Capital Management (“OVCM”). Mr. Rodert has 30 years of experience in the global investment industry. Prior to OVCM, Mr. Rodert spent 11 years as a Global Investment Manager for IKEA Treasury. Before joining IKEA, Mr. Rodert was with SEB Asset Management for 10 years as Chief Investment Officer and responsible for SEB Global Funds. Prior to SEB, Mr. Rodert spent 10 years in North America with five years at Investment Bank Gordon Capital and five years as a partner with a private investment holding company, Robur et. Securitas. Mr. Rodert is a director of PCCW Limited, an information and communications technology company. Mr. Rodert holds a Master of Science Degree in Business and Economics from Stockholm University.

Brian W. Kingston Canada Chief Executive Officer of Service Provider	Mr. Kingston is a Managing Partner at BAM and Chief Executive Officer of Brookfield Property Group and our Company. Mr. Kingston joined Brookfield in 2001 and was named CEO of our Company in 2015. Under his leadership, our Company has conducted a wide range of mergers & acquisitions activities, including investments in Forest City Realty Trust, GGP and Canary Wharf. Prior to his current role, Mr. Kingston led Brookfield’s Australian business activities, holding the positions of CEO of Brookfield Office Properties Australia, CEO of Prime Infrastructure and CFO of Multiplex.

Bryan K. Davis Canada Chief Financial Officer of Service Provider	Mr. Davis was named Chief Financial Officer in 2015. He is also a Managing Partner at BAM. Prior to that, he was Chief Financial Officer of Brookfield’s global office property company for eight years and spent five years in senior finance roles. Mr. Davis also held various senior finance positions including Chief Financial Officer of Trilon Financial Corporation, BAM’s financial services subsidiary. Prior to joining BAM in 1999, Mr. Davis was involved in providing restructuring and advisory services at Deloitte & Touche LLP. He is a Chartered Accountant and holds a Bachelor of Commerce degree from Queen’s University.

The common business address and telephone number for all the directors of the General Partner and executive officers of the Service Provider is 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda, (441) 294-3309.

SCHEDULE C

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information	Principal Business Address
M. Elyse Allan Canada and the United States Director	Ms. Allan has served as a director of BAM since November 2015. Ms. Allan is the former President and Chief Executive Officer of General Electric Canada Company Inc., a digital industrial company, a position she held from 2004 until June 2018, and a former Vice-President of General Electric Co. She currently serves as vice-chair of the Ontario Health Agency, as a director of MaRS Discovery District, and as Chair of the Board of Advisors at the Tuck School of Business at Dartmouth College. Ms. Allan is a Fellow at the C.D. Howe Institute and serves on its National Advisory Board. She is a former Board member of the Conference Board of Canada and the Business Council of Canada. In 2014, Ms. Allan was appointed Member of the Order of Canada.	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Jeffrey M. Blidner Canada Director and Vice-Chair	Mr. Blidner has served as a director of BAM since May 2013. Mr. Blidner is Vice Chair of BAM and former Chief Executive Officer of Brookfield’s Private Funds. Mr. Blidner is also Chair of Brookfield Business Partners and Brookfield Renewable Partners and a director of BPY and Brookfield Infrastructure Partners. Before joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm.	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Angela F. Braly United States Director	Ms. Braly has served as a director of BAM since May 2015. Ms. Braly is the former Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (“Wellpoint”), a health benefits company now known as Anthem, Inc. She was Chair of the Board of WellPoint from 2010 to 2012 and President and Chief Executive Officer and a Board member from 2007 to 2012. Prior to that, Ms. Braly served as Executive Vice President, General Counsel and Chief Public Affairs Officer of WellPoint and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri.	832 Alverna Drive Indianapolis, Indiana 46260 U.S.A.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information	Principal Business Address
Jack L. Cockwell Canada Director	Mr. Cockwell has served as a director of BAM since September 1979. Mr. Cockwell is Chair of Brookfield Partners Foundation, was one of the founders of Partners Limited in 1995, and has been associated with Brookfield in numerous capacities, including as Chief Executive Officer, since 1968. Mr. Cockwell is a Heritage Governor of the Royal Ontario Museum, Chair of the Ryerson University Real Estate Advisory Committee, and a member of its Board of Governors. He also serves on the board of Clarios International L.P. (Brookfield affiliate) since June 2019.	51 Yonge Street, Suite 400 Toronto, Ontario M5E 1J1, Canada

Marcel R. Coutu Canada Director	Mr. Coutu has served as a director of BAM since April 2006. Mr. Coutu is the past Chairman of Syncrude Canada Ltd., an integrated oil sands project, and a former President and Chief Executive Officer of Canadian Oil Sands Ltd., the largest investor in the Syncrude Joint Venture. In addition to various other public board memberships, Mr. Coutu is currently a director of the Calgary Exhibition & Stampede Board.	Suite 1210 225 – 6th Ave. S.W. Calgary, Alberta T2P 1N2, Canada

Murilo Ferreira Brazil Director	Mr. Ferreira has served as a director of BAM since June 2017. Mr. Ferreira is the former Chief Executive Officer of Vale S.A., a Brazilian multinational corporation engaged in metals and mining and the largest producer of iron ore and nickel in the world. Mr. Ferreira held this position from 2011 to 2017. Mr. Ferreira began his professional career at Vale in 1977 and was formerly the Chief Executive Officer of Vale Inco, Vale’s Canadian operations.	Rua General Venancio Flores, 50 Cob. 01 Leblon, Rio de Janeiro RJ 22441-090

Bruce Flatt Canada Director and Chief Executive Officer	Mr. Flatt has served as a director of BAM since April 2001. Mr. Flatt is the Chief Executive Officer of BAM. Mr. Flatt joined Brookfield in 1990 and became Chief Executive Officer in 2002. Mr. Flatt has been on numerous public company boards over the past three decades and does not currently sit on any external corporate boards.	One Canada Square, Level 25 Canary Wharf London E14 5AA U.K.

Janice Fukakusa Canada Director	Janice Fukakusa has served as a director of BAM since June 2020. Ms. Fukakusa, is the former Chief Administrative Officer and Chief Financial Officer of Royal Bank of Canada (“RBC”), positions she held for approximately	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information	Principal Business Address
10 years. She was appointed Chief Financial Officer in 2004 and then became Chief Administrative Officer and Chief Financial Officer in 2009. In addition to her roles as Chief Administrative Officer and Chief Financial Officer, Ms. Fukakusa served in various other senior positions during her over 30-year tenure with RBC, including within the retail and business banking, corporate banking and corporate finance functions. She currently serves as the Board Chair for The Princess Margaret Cancer Foundation, and Japanese Canadian Cultural Center Foundation, and is past founding Chair of Canadian Infrastructure Bank, a Crown Corporation. In addition, she is currently the Chancellor of Ryerson University.

Maureen Kempston Darkes Canada Director	Ms. Kempston Darkes has served as a director of BAM since April 2008. Ms. Kempston Darkes is the retired Group Vice-President and President, Latin America, Africa and Middle East of General Motors. She was appointed to the Government of Canada’s Science, Technology & Innovation Council in 2013. In 2000, Ms. Kempston Darkes was appointed an Officer of the Order of Canada.	10 Avoca Avenue, Unit 1904 Toronto, Ontario M4T 2B7 Canada

Brian D. Lawson Canada Director and Vice Chair	Mr. Lawson has served as a director of BAM since June 2018. Mr. Lawson is Vice Chair of BAM, and in this role provides guidance and advice on the firm’s finance and risk management activities. On behalf of Brookfield, Mr. Lawson serves as the Chair of the board of directors of TerraForm Power, Inc., a U.S.-based solar and wind power company. Mr. Lawson is a member of the Governing Council of the University of Toronto and Chair of the board of directors of the Community Food Centres Canada. Since joining Brookfield in 1988, Mr. Lawson held a number of senior management positions in the firm’s investment and finance operations including serving as Chief Financial Officer of BAM from 2002 to 2020.	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Howard S. Marks United States Director	Mr. Marks has served as a director of BAM since February 2020. Mr. Marks is the Co-Chairman of Oaktree Capital Group, a global alternative asset manager with a diversified mix of opportunistic, value-oriented, and risk-controlled investments across credit and other	333 S. Grand Avenue, 28th Floor Los Angeles, CA 90071 U.S.A.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information	Principal Business Address
investment offerings. Since the formation of Oaktree in 1995, Mr. Marks has been responsible for ensuring the firm’s adherence to its core investment philosophy; communicating closely with clients concerning products and strategies; and contributing his experience to big-picture decisions relating to investments and corporate direction. Mr. Marks also serves as Trustee and Chairman of the Investment Committee at the Metropolitan Museum of Art. He is a member of the Investment Committee of the Royal Drawing School and is a Professor of Practice at King’s Business School. He serves on the Shanghai International Financial Advisory Council and the Advisory Board of Duke Kunshan University.

The Hon. Frank J. McKenna Canada Director and Chair of the Board	Mr. McKenna has served as a director of BAM since August 2006 and as Chair of its Board of Directors since August 2010. Mr. McKenna is also a Deputy Chair of TD Bank Group, a financial institution, a position he has held since 2006 and currently serves as Chair of the compensation committee for Canadian Natural Resources Limited’s Board of Directors. Mr. McKenna is a former Ambassador of Canada to the U.S.A. and was elected as Premier of the Province of New Brunswick from 1987 until 1997.	TDCT Tower 161 Bay Street, 35th Floor Toronto, Ontario M5J 2T2, Canada

Rafael Miranda Spain Director	Mr. Miranda has served as a director of BAM since June 2017. Mr. Miranda is the retired Chief Executive Officer of Endesa, S.A., the largest electric utility company in Spain, where he served as Managing Director and as Chief Executive Officer from 1987 to 1997 and 2009, respectively. Mr. Miranda is Honorary Chairman of Eurelectric, the European Electricity Association, and serves as the Chairman of the Board of Directors of Acerinox, S.A., a Spanish stainless steel manufacturing conglomerate. Mr. Miranda previously served on the Board of Directors of Brookfield Infrastructure Partners L.P. from 2013 to 2017.	C/Santiago de Compostela 100 28035 Madrid, Spain

Lord Augustine Thomas O’Donnell United Kingdom Director	Lord Augustine Thomas O’Donnell has served as a director of BAM since May 2013. Lord Augustine Thomas O’Donnell is currently the Chairman of Frontier Economics Ltd., a microeconomics consultancy, and a senior	Frontier Economics 71 High Holborn London, U.K. WC1V 6DA

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information	Principal Business Address
advisor to Brookfield in Europe. He served as the Cabinet Secretary and head of the British Civil Service between 2005 and 2011. Prior to this, Lord Augustine Thomas O’Donnell served as the Permanent Secretary of the U.K. Treasury from 2002 to 2005 and Chair of Public Interest Board of PwC (UK) from 2015 to 2019. Lord Augustine Thomas O’Donnell became a member of the House of Lords in 2012.

Seek Ngee Huat Singapore Director	Seek Ngee Huat has served as a director of BAM since November 2012. N.H. Seek was formerly President of GIC Real Estate Pte Ltd. and a Board member of GIC Pte Ltd. He was the Chairman of Global Logistic Properties Ltd. until its privatization in January 2018, and since September 2018 has served as Chairman of GLP IM Holdings Ltd. He is currently Chairman of the National University of Singapore Institute of Real Estate and Urban Studies and Practice Professor, a Senior Advisor to Frasers Property Ltd. and the Canada Pension Plan Investment Board and an Advisory Board Member of the Centre of Liveable Cities, Singapore.	501 Orchard Road #08 — 01 Wheelock Place Singapore 238880

Diana L. Taylor United States and Canada Director	Ms. Taylor has served as a director of BAM since May 2012. Ms. Taylor has worked in private equity with Wolfensohn & Co. and Solera Capital LLC. She previously served as the Superintendent of Banks for the State of New York, Deputy Secretary to the Governor of New York and Chief Financial Officer for the Long Island Power Authority.	c/o Bloomberg, Philanthropies, 25 East 78th Street, New York, N.Y. 10075

Justin B. Beber, Canada Managing Partner, Head of Corporate Strategy and Chief Legal Officer	Mr. Beber is a Managing Partner, Head of Corporate Strategy, and Chief Legal Officer for BAM. Mr. Beber also serves as Head of Strategic Initiatives for Brookfield’s Infrastructure Group with overall responsibility for corporate operations and transaction execution, as well as Chief Investment Officer for its water infrastructure business. Prior to joining Brookfield in 2007, Mr. Beber was a partner with a leading Toronto-based law firm, where his practice focused on corporate finance, mergers and acquisitions and private equity. Mr. Beber earned his combined MBA/LLB from the Schulich School of Business and Osgoode Hall Law School at York University in Canada and holds a	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information	Principal Business Address
Bachelor of Economics from McGill University.

Nicholas H. Goodman, United Kingdom Managing Partner and Chief Financial Officer	Mr. Goodman is a Managing Partner and Chief Financial Officer of BAM, responsible for Brookfield’s global finance, treasury, risk management and technology functions. Mr. Goodman joined Brookfield in London in 2010 and has held several finance roles across the organization. Most recently he served as Treasurer of BAM and prior to that was Chief Financial Officer of Brookfield Renewable Partners L.P. Prior to joining Brookfield, Mr. Goodman worked for several large financial institutions in London and New York. Mr. Goodman holds a Bachelor of Arts (Hons) in Accounting and Finance from the University of Strathclyde in Glasgow, Scotland, and is a member of the Institute of Chartered Accountants of Scotland.	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Brian W. Kingston, Canada Managing Partner, Chief Executive Officer Real Estate	Mr. Kingston is a Managing Partner and Chief Executive Officer of Brookfield Property Group and our Company. Mr. Kingston joined Brookfield in 2001 and was named CEO of Brookfield Property Partners L.P. in 2015. Under his leadership, Brookfield has conducted a wide range of mergers & acquisitions activities, including investments in Forest City Realty Trust, GGP and Canary Wharf. Prior to his current role, Mr. Kingston led Brookfield’s Australian business activities, holding the positions of CEO of Brookfield Office Properties Australia, CEO of Prime Infrastructure and CFO of Multiplex.	250 Vesey Street, 15th Floor New York, NY 10281-1023 U.S.A.

Cyrus Madon Canada Managing Partner, Chief Executive Officer Private Equity	Mr. Madon is a Managing Partner, head of Brookfield’s Private Equity Group and Chief Executive Officer of Brookfield Business Partners L.P. In this role, he is responsible for the expansion of Brookfield’s private equity business. Mr. Madon joined Brookfield in 1998 and has held a number of senior roles across the organization, including head of Brookfield’s Corporate Lending business. Prior to Brookfield, Mr. Madon worked at Pricewaterhouse Coopers in Corporate Finance and Recovery. He is a Chartered Professional Accountant and holds a Bachelor of Commerce	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information	Principal Business Address
degree from Queen’s University. He is also on the board of the C.D. Howe Institute.

Craig Noble Canada Managing Partner, Chief Executive Officer Alternative Investments	Mr. Noble is a Managing Partner and Chief Executive Officer of Alternative Investments of BAM. In this role, Mr. Noble is responsible for Brookfield’s asset management business, including servicing and growing the client base and the expansion of Brookfield’s client offerings and strategies. Mr. Noble joined Brookfield in 2004 and has held a variety of senior roles, including CEO of Brookfield’s Public Securities business and various investment roles in the private and public markets. Prior to Brookfield, Mr. Noble spent five years with a financial institution, focused on credit analysis, corporate lending and corporate finance. Mr. Noble holds a Master of Business Administration degree from York University and a Bachelor of Commerce degree from Mount Allison University and holds the Chartered Financial Analyst designation.	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Lori Pearson Canada Managing Partner and Chief Operating Officer	Ms. Pearson is a Managing Partner and Chief Operating Officer for BAM. In this role, she is responsible for Brookfield’s asset management operations. Prior to joining Brookfield in 2003, Ms. Pearson was with one of the big-four accounting firms, initially in a client-facing role and subsequently as head of Human Resources for the company’s Canadian tax practice. Ms. Pearson is on the boards of the Brookfield Foundation and Pathways to Education in Canada. She also is a member of the United Way Women Gaining Ground, a group founded in 2007 to make a personal impact in the lives of women facing poverty. Ms. Pearson is a Chartered Accountant and has been named a Fellow by the Chartered Professional Accountants of Ontario, the profession’s highest mark of distinction, to recognize her career achievements, community involvement and the impact she has had on the accounting profession in Ontario.	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Samuel J.B. Pollock Canada Managing Partner, Chief Executive Officer Infrastructure	Mr. Pollock is a Managing Partner, head of Brookfield’s Infrastructure Group and Chief Executive Officer of Brookfield Infrastructure Partners L.P. In this role, he is responsible for the expansion of the infrastructure operating business. Since joining Brookfield in 1994, Mr.	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information	Principal Business Address
Pollock has held a number of senior positions across the organization, including leading Brookfield’s corporate investment group and its private equity business. Mr. Pollock holds a Bachelor of Commerce degree from Queen’s University in Kingston, Ontario, and is a Chartered Professional Accountant.

Sachin G. Shah Canada Managing Partner, Chief Executive Officer Renewable Power	Mr. Shah is a Managing Partner, head of Brookfield’s Renewable Power Group and Chief Executive Officer of Brookfield Renewable Partners L.P. Since joining Brookfield in 2002, Mr. Shah has held a variety of senior finance roles across the organization. In 2011, Mr. Shah became the Chief Financial Officer of Brookfield Renewable Partners L.P. and since that time has been instrumental in growing the platform into a global business diversified across multiple technologies. Mr. Shah holds a Bachelor of Commerce degree from the University of Toronto and is a member of the Chartered Professional Accountants of Canada. He serves on the board of the Ryerson University Brookfield Institute for Innovation and Entrepreneurship.	181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3, Canada

The common telephone number for all the directors and executive officers of BAM listed above is (416) 363-9491.

C-8